EX-10(ac) – Funds Withheld Coinsurance Agreement
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH [*]. SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K.

EXECUTION VERSION

FUNDS WITHHELD COINSURANCE AGREEMENT
between
NATIONAL WESTERN LIFE INSURANCE COMPANY
and
PROSPERITY LIFE ASSURANCE LIMITED
effective as of December 31, 2020

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45559813.5

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45559813.5

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Schedules

I.    Investment Guidelines
II.    Non-Guaranteed Elements
III.    Commissions
IV.    Reinsured Policies
V.    Non-Guaranteed Elements Methodology
VI.    Initial Funds Withheld Account Assets and Closing Date Estimates
VII.    Policy Expenses
VIII.    [Reserved]
IX.    Data
X.    Actions
XI.    Impairment Policy
XII.     Additional Ceding Commission

Exhibits

A.    Form of Monthly Accounting Report
B.    Seriatim Information Fields and Periodic Reporting
C.    Form of Trust Agreement

45559813.5

FUNDS WITHHELD COINSURANCE AGREEMENT
This FUNDS WITHHELD COINSURANCE AGREEMENT (this “Agreement”), dated December 31, 2020 (the “Closing Date”), is made by and between National Western Life Insurance Company, an insurance company organized under the Laws of the State of Colorado (the “Ceding Company”), and Prosperity Life Assurance Limited, a Class E long-term reinsurer organized under the Laws of Bermuda (the “Reinsurer”) and is effective as of the Effective Time (as defined below).
WITNESSETH:
WHEREAS, subject to the terms, conditions and limitations contained herein, the Ceding Company desires to cede, on a coinsurance with funds withheld basis, and the Reinsurer desires to accept, the Reinsured Liabilities (as defined below).
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer hereby agree as follows:
ARTICLE 1.
GENERAL PROVISIONS
Section 1.01    Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings:
“Action” shall mean (a) any civil, criminal or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case, before a Governmental Entity, or (b) any investigation or written inquiry by a Governmental Entity other than any examination by a taxing authority, including a tax audit.
“Actuarial Expert” shall mean a senior actuary reasonably agreed to by the parties who is a qualified Fellow of the Society of Actuaries at a nationally-recognized actuarial or accounting firm that is not the auditor or independent accounting firm of either of the parties hereto who is otherwise independent and impartial and who has at least ten (10) years’ experience evaluating life and annuity reinsurance transactions.
“Actuarial Report” shall mean the report titled “Project Cowboy: Actuarial Review of the Payout and Fixed Deferred Annuity Business as of December 31, 2019” dated September 22, 2020, prepared by Willis Towers Watson in connection with the proposed reinsurance of the Reinsured Policies, as distributed to the Reinsurer pursuant to and subject to the terms of a Third-Party Release Letter by and between Willis Towers Watson and Reinsurer.
“Additional Ceding Commission” shall have the meaning specified on Schedule XII.

“Affiliate” shall mean, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person, and the term “Affiliated” shall have a correlative meaning. For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” shall have the meaning specified in the Preamble hereto.
“A.M. Best” shall mean A.M. Best Company, Inc., or its successor.
“Authorized Representative” shall have the meaning specified in Section 14.01(a)(i).
“BSCR” shall mean, as of any date of determination, with respect to the Reinsurer, the ratio of “Total Capital” to the “Bermuda Solvency Capital Requirement” of the Reinsurer, each as prescribed by the Bermuda Monetary Authority in effect at the time the calculation is made, as calculated in accordance with the then-prevailing “Bermuda Solvency Capital Requirement” factors.
“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions are authorized or required by Law to close in the State of Colorado, the State of Delaware or Bermuda.
“Call Premium” shall mean, with respect to any asset on Schedule VI that has been called, matured or redeemed during the period commencing on November 30, 2020 and ending on, and including, the Closing Date, the amount paid by the issuer of such asset to the Ceding Company upon its call, maturity or redemption minus the Statutory Carrying Value of such asset. For the avoidance of doubt, the Call Premium with respect to any asset shall not be less than zero.
“Ceding Commission” shall have the meaning specified in Section 3.03(a).
“Ceding Company” shall have the meaning specified in the Preamble hereto.
“Ceding Company Domiciliary State” shall mean the State of Colorado, or, if the Ceding Company changes its state of domicile state within the United States, such other state; provided that if the Ceding Company changes its state of domicile to the State of New York, the State of California or any other state with credit for reinsurance laws and/or investment laws that are materially more burdensome than the credit for reinsurance laws and/or investment laws of the State of Colorado, the Ceding Company Domiciliary State shall be deemed the State of Colorado or any other jurisdiction (other than the State of New York, State of California, or such other state) in which the Ceding Company was last domiciled prior to such redomestication.
“Ceding Company Indemnified Parties” shall have the meaning set forth in Section 17.01(b).

“Ceding Company SAP” shall mean, as of any date, the statutory accounting principles and practices prescribed or permitted for life insurance companies in the Ceding Company Domiciliary State, consistently applied by the Ceding Company, but not including any permitted practices requested by the Ceding Company and granted by the Department of Insurance in the Ceding Company Domiciliary State and implemented by the Ceding Company in respect of the Reinsured Policies without the prior written approval of the Reinsurer.
“Claims Notice” shall have the meaning set forth in Section 17.02(a)
“Closing Date” shall have the meaning specified in the Preamble hereto.
“Change of Control” shall mean (i) the Reinsurer’s current ultimate parent and its Affiliates collectively cease to own, directly or indirectly, in aggregate at least 51% of the outstanding equity ownership or other economic interests in or voting securities or voting power of the Reinsurer; or (ii) the Reinsurer’s current ultimate parent and its Affiliates collectively cease to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of the Reinsurer, whether through the ownership of voting securities, by contract or otherwise.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Custodian” shall have the meaning specified in Section 8.01(a).
“Custody Agreement” shall have the meaning specified in Section 8.01(a).
“Effective Time” shall mean 11:59:59 p.m. Mountain Time on December 31, 2020.
“Excluded Liabilities” shall mean without duplication (a) all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations, and (b) any liabilities resulting from any change to the terms of any Reinsured Policy made by the Ceding Company after the Effective Time, unless such change (i) is permitted under Section 2.02, or (ii) constitutes Permitted Ex-Gratia Payments.
“Ex-Gratia Payment” shall mean any voluntary payment made by the Ceding Company in response to a loss or any waiver of payment made by the Ceding Company or otherwise for which it is not contractually liable under the express terms of a Reinsured Policy, including any modification or waiver of surrender charges or other terms of a Reinsured Policy, or any waiver of payment made by the Ceding Company solely as an accommodation.

“Extra-Contractual Obligations” shall mean any liability, obligation or loss of the Ceding Company, whether known or unknown, contingent or otherwise, incurred or arising at any time prior to, at or after the applicable Effective Time, under or relating to any Reinsured Policy that is not provided under the express terms and conditions of such Reinsured Policy, including (a) liability for damages or claims in excess of applicable policy limits, (b) liability for statutory or regulatory fines, damages, penalties, forfeitures or similar charges of a penal or disciplinary nature, (c) liabilities to the extent associated with the implementation of, and ongoing compliance with, any Law relating to regulation of conflicts of interest in the market for retirement investment advice, as may be modified, replaced or amended, including any suitability or best interest statute, rule or regulation adopted by the Securities Exchange Commission or other Governmental Entity, (d) Ex-Gratia Payments made by or on behalf of the Ceding Company (other than Permitted Ex-Gratia Payments), (e) fines, penalties, taxes, fees, forfeitures, excess or penalty interest, extra-contractual damages (including compensatory, consequential, regulatory, punitive, special, treble, bad faith, tort, exemplary or other special or similar form of extra-contractual damages), and attorney’s fees and costs, whether they are owed and payable to an insured, beneficiary, Governmental Entity or any other Person, which relate to or arise from any alleged or actual act, error, omission or other event of the Ceding Company or any of its Affiliates or Producers, whether or not intentional, negligent, in bad faith or otherwise, in connection with or relating to (i) the form, marketing, sale, underwriting, production, issuance, cancellation or administration of any Reinsured Policy, (ii) the investigation, defense, trial, settlement or handling of the payment of benefits under the Reinsured Policies, (iii) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits under the Reinsured Policies, (iv) all fines, interest, penalties or other payments (including taxes) arising as a result of a failure to timely pay any escheat or unclaimed property liabilities or other violation of Law related to the Reinsured Policies, (v) the failure to withhold or report taxes in respect of the Reinsured Policies, or (vi) a data breach or cyber-security breach of the Company, (f) liabilities arising from the failure of any Reinsured Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with the tax treatment under the Code that is the same as or more favorable than the tax treatment under the Code that was purported to apply in materials provided at the time of issuance, assumption, exchange, modification or sale of the Reinsured Policy, and (g) any liabilities (1) arising from the Actions identified on Schedule X that are not described in Schedule X, or (2) that are described in Schedule X with respect to the Actions identified therein but (and to the extent) are not applied in accordance with the settlement terms of the applicable Action.
“Fair Market Value” shall mean, as of any date of determination, (a) as to cash, the dollar amount of it; and (b) as to an asset other than cash, the price for such asset (i) as provided by Interactive Data Corporation, or (ii) if such price is not available from Interactive Data Corporation, as provided by JPMorgan PricingDirect, or (iii) if such price is not available from JPMorgan PricingDirect, as provided by a third party broker, or (iv) if such price is not available from a third party broker, the price for such asset shall be the price given for such asset by the Reinsurer’s pricing source.
“FATCA” shall have the meaning ascribed thereto in Section 15.02.

“Fundamental Representations” shall mean (a) with respect to the Ceding Company, the representations and warranties of the Ceding Company contained in Section 16.01(a) (“Organization and Qualification”), Section 16.01(b) (“Authorization”) and Section 16.01(l) (“Brokers and Financial Advisors”), and (b) with respect to the Reinsurer, the representations and warranties of the Reinsurer contained in Section 16.03(a) (“Organization and Qualification”) and Section 16.03(b) (“Authorization”) and Section 16.03(f) (“Brokers and Financial Advisors”).
“Funds Withheld Account” shall have the meaning specified in Section 8.01(a).
“Funds Withheld Adjustment” shall mean the amount set forth in the applicable Monthly Accounting Report indicated in such Monthly Accounting Report as “Total net settlement due to reinsurer” or “Letter L”.
“Funds Withheld Excess Withdrawals” shall have the meaning specified in Section 8.01(e).
“Funds Withheld Reserves” shall mean an amount equal to the Quota Share of the Statutory Basis Reserves.
“Governmental Entity” shall mean any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory body or arbitral body or arbitrator.
“IMR” shall mean the interest maintenance reserve determined by the Ceding Company in accordance with Ceding Company SAP, consisting of the after-tax interest-related unamortized deferred gains and losses in respect of such assets.
“Indemnified Party” shall have the meaning set forth in Section 17.02(a).
“Indemnifying Party” shall have the meaning set forth in Section 17.02(a)
“Investment Guidelines” shall mean the investment guidelines set forth in Schedule I.
“Investment Manager” shall have the meaning specified in Section 8.03.
“Law” shall mean any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity.
“Losses” shall mean any and all damages, losses, liabilities, taxes, commitments, obligations, awards, penalties, costs or expenses (including reasonable attorneys’ fees); provided, however, that Losses hereunder shall, except with respect to Extra-Contractual Obligations and Reinsurer Extra-Contractual Obligations, not include punitive, exemplary, indirect, special, consequential damages, lost profits or diminution in value other than damages actually paid to a non-Affiliated Person in respect of a Third Party Claim.

“Market-to-Book Ratio” shall mean, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Permitted Assets in the Trust Account as of such date to (b) the aggregate Statutory Carrying Value of such Permitted Assets as of such date.
“Monthly Accounting Period” shall mean each calendar month; provided, that the initial Monthly Accounting Period shall commence on the Closing Date and end on January 31, 2021, and the final Monthly Accounting Period shall commence on the first day of the calendar month in which the date upon which this Agreement terminates falls and end on the date on which this Agreement terminates.
“Monthly Accounting Report” shall have the meaning specified in Section 7.01(a).
“Monthly Settlement Amount” shall have the meaning specified in Section 7.03(a).
“Moody’s” shall mean Moody’s Investor Services Inc. or its successor.
“Non-Guaranteed Elements” shall mean the policy elements in the Reinsured Policies that are listed on Schedule II, and that (a) affect the contract value and (b) are subject to change or that are within the discretion of the Ceding Company, including the crediting rates.
“Non-Public Personal Information” shall have the meaning specified in Section 18.10(b).
“Over-Collateralization Amount” shall mean, as of any date of determination, [*] percent ([*]%) of the Funds Withheld Reserves (but calculated excluding Post-Effective Time IMR); provided, however, that notwithstanding the foregoing, the Over-Collateralization Amount shall be [*] percent ([*]%) of the Funds Withheld Reserves (but calculated excluding Post-Effective Time IMR) during any Over-Collateralization Amount Increase Event.
“Over-Collateralization Amount Increase Event” shall mean (i) for any Monthly Accounting Period during which the Reinsurer has a financial strength rating below “A-” by A.M. Best, (ii) within the shorter of (x) twelve (12) months following a Change of Control of the Reinsurer, and (y) the date upon which any “negative outlook,” “rating under review” or comparable designation by any rating agency that is issued in connection with such Change of Control has been resolved, for any Person who controls the Reinsurer and is rated by any of S&P, Moody’s or A.M. Best and has a financial strength rating below “BBB-” by S&P, “Baa3” by Moody’s or “B+” by A.M. Best or (iii) to the extent provided in Section 9.04(b).
“Permits” shall mean any licenses, certificates of authority or other similar certificates, registrations, memberships, franchises, permits, orders, approvals, consents or other similar authorizations or qualifications issued to a Person by a Governmental Entity.
“Permitted Assets” shall mean cash and investments (a) of the type permitted under the Investment Guidelines and (b) constituting admitted assets for the Ceding Company under the laws of the Ceding Company Domiciliary State.

“Permitted Ex-Gratia Payments” means Ex-Gratia Payments by or on behalf of the Ceding Company following the Effective Time up to a maximum aggregate amount of $200,000 per annum for all of the Reinsured Policies; provided that in addition to such annual limit, the maximum amount of Ex-Gratia Payments for any single Reinsured Policy shall not exceed $200,000 in the aggregate.
“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.
“Policy Expenses” shall have the meaning specified in Section 5.01.
“Policy Loan Balance” shall mean, with respect to any date of determination, the Quota Share of the principal amount of contract loans in respect of the Reinsured Policies, net of any unearned policy loan interest on such loans but including any due and accrued interest thereon, determined in accordance with Ceding Company SAP as of such date.
“Post-Effective Time IMR” shall mean IMR generated as a result of gains and losses on assets held in the Funds Withheld Account on and after the Effective Time.
“Premium Excise Tax” shall have the meaning specified in Section 15.02(a).
“Producers” shall mean any producer, broker, agent, general agent, managing general agent, distributor or other Person (other than the Ceding Company or its officers or employees) responsible for selling, marketing, soliciting, producing or negotiating the Reinsured Policies.
“Proprietary Information” shall have the meaning specified in Section 18.10(a).
“Quota Share” shall mean one hundred percent (100%).
“Recapture Effective Time” shall have the meaning specified in Section 11.03(a).
    “Recapture Event” shall have the meaning specified in Section 11.02(c).
“Recapture Fee” shall have the meaning specified in Section 11.03(b).
“Receiver” shall have the meaning specified in Section 11.03(b).
“Reinsurance Premium” shall have the meaning specified in Section 3.01(a).

“Reinsured Liabilities” shall mean the Quota Share of all liabilities arising from the Reinsured Policies, including (a) liabilities of the Ceding Company with respect to claims for benefits related to partial or full commutations of Reinsured Policies, partial surrenders, full surrenders, policy loans, withdrawals, death claims and annuitizations, and all other contractual benefits provided under the express terms of the Reinsured Policies, (b) liabilities of the Ceding Company for refund or returns of any gross premiums with respect to the Reinsured Policies under the express terms of the Reinsured Policies, (c) escheat or unclaimed property liabilities relating to the Reinsured Policies, but excluding any fines, interest, penalties or other payments arising as a result of a failure by the Ceding Company to timely pay such escheat or unclaimed property liabilities or other violation of applicable Law by the Ceding Company related to the Reinsured Policies, (d) liabilities of the Ceding Company for contractual benefits arising from any change to the terms of the Reinsured Policies that is permitted under Section 2.02, (e) liabilities with respect to taxes to the extent relating to premiums collected in respect of the Reinsured Policies in the states that impose such taxes net of any premium tax charged to the policyholders under the Reinsured Policies, (f) guaranty fund assessments, with respect to any insurance company placed into supervision, rehabilitation, receivership or a similar proceeding after the Effective Time, payable by the Ceding Company to the extent relating to premiums received or accrued by the Ceding Company with respect to the Reinsured Policies and not offset against or deducted from premium taxes in respect of the Reinsured Policies, (g) commissions payable to Producers with respect to premiums received by the Ceding Company under the Reinsured Policies after the Effective Time, in each case as described in Schedule III, (h) contractual liabilities under the Reinsured Policies subject to those Actions identified on Schedule X and payment obligations agreed to in the settlements with respect to such Actions, in each case, solely as described on Schedule X and reflected in the Statutory Basis Reserves as of the Effective Time, and (i) Permitted Ex-Gratia Payments; provided that annuitizations in respect of Reinsured Policies identified as “Block 4” policies on Schedule IV for the period from December 1, 2020 through December 31, 2020, shall not exceed $10,000,000.00.
“Reinsured Policies” shall mean (a) all fixed annuities issued by the Ceding Company on or before December 31, 2020, and all annuitizations thereof as of any date, as listed in Schedule IV and that are in force as of the Effective Time, including any riders that are included on Schedule IV, (b) all payout annuities issued by the Ceding Company on or before December 31, 2020, as described on Schedule IV and that are in force as of the Effective Time, including any riders that are included on Schedule IV, and (c) all supplementary contracts, whether with or without life contingencies, issued by the Ceding Company upon the annuitization of any annuity referenced in (a) above.
“Reinsurer” shall have the meaning specified in the Preamble hereto.
“Reinsurer Extra-Contractual Obligations” shall mean (i) Extra-Contractual Obligations relating to the Reinsured Policies to the extent caused by, arising from or related to any act of the Reinsurer or any of its Affiliates or Producers on or after the Effective Time, and (ii) any liabilities or obligations of the Reinsurer for indemnification arising under Section 2.07 or Section 6.02(b).

“Reinsurer Indemnified Parties” shall have the meaning set forth in Section 17.01(a).
“Reserve Credit” shall have the meaning set forth in Section 8.02.
“S&P” means Standard & Poor’s Rating Services, a Standards & Poor’s Financial Services LLC business, or its successor.
“SEC” shall have the meaning set forth in Section 18.22.
“SOFR” shall mean, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the U.S. Federal Reserve Bank of New York, as the administrator thereof (or a successor administrator), on its website on the immediately succeeding Business Day.
“Specified Policies” has the meaning set forth on Schedule XII.
“Statutory Basis Reserves” shall mean, as of any date of determination, (i) the statutory reserves established by the Ceding Company in respect of the Reinsured Policies (which, for the avoidance of doubt, shall include the higher statutory reserves previously established by the Ceding Company on account of such Reinsured Policies consistent with the valuation rates identified on Schedule IV), plus (ii) Post-Effective Time IMR, and which, in the case of each of clauses (i) and (ii), are calculated by the Ceding Company in good faith in accordance with Ceding Company SAP, including future changes to the calculation of statutory reserves resulting from regulatory changes or developments, and calculated on a gross basis and without giving effect to the reinsurance provided hereunder.
“Statutory Carrying Value” shall mean with respect to any asset, as of the relevant date of determination, the amount permitted to be carried by the Ceding Company, including accrued but unpaid interest, on the books of the Ceding Company determined in accordance with Ceding Company SAP.
“Statutory Statement” means the audited annual statutory financial statements of the Ceding Company as of December 31, 2019, together with the report of the Ceding Company’s independent auditors thereon.
“Terminal Accounting Report” shall have the meaning specified in Section 11.03(b).
“Third Party Claim” shall have the meaning set forth in Section 17.02(a).
“Triggering Event” shall have the meaning specified in Section 9.04(a).
“Trust Account” shall have the meaning specified in Section 9.01(a).
“Trust Account Required Balance” as of any date of determination shall be an amount equal to the Over-Collateralization Amount as of such date.

“Trust Account Valuation Report” shall have the meaning specified in Section 9.03(a).
“Trust Agreement” shall have the meaning specified in Section 9.01(a).
“Trustee” shall have the meaning specified in Section 9.01(a).
“Unamortized Portion of the Negative Ceding Commission” shall mean, as of a given date, the portion of the Ceding Commission that is unamortized as of such date, determined based on a straight-line basis calculation over a fifteen (15) year period commencing at the Effective Time.
“Willis Towers Watson” shall mean Willis Towers Watson US LLC or any successor.
Section 1.02    Other Definitional Provisions.
(a)For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole, including all Schedules and Exhibits to this Agreement, unless otherwise indicated.
(b)Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)The term “including” means “including but not limited to.”

(d)Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders and vice versa.

(e)The Schedules and Exhibits hereto are hereby incorporated by reference into the body of this Agreement.

(f)All references herein to Articles, Sections, Subsections, Paragraphs, Exhibits and Schedules shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

(g)Any reference herein to any party to this Agreement or any other agreement or document shall be deemed to refer to any Person that becomes (or became, if applicable) a successor or assign of such party (subject to any restriction on assignment set forth herein or therein), upon the occurrence thereof, and, in the case of any Governmental Entity, any other Governmental Entity that shall have succeeded to any or all functions thereof

(h)All terms defined in this Agreement shall have the defined meaning when used in any Schedule, Exhibit, certificate, report or other documents attached hereto or made or delivered pursuant hereto unless otherwise defined therein.

ARTICLE 2.
COVERAGE
Section 2.01    Scope and Basis of Reinsurance.
(a)This Agreement shall be effective as of the Effective Time.
(b)This Agreement is an agreement for indemnity reinsurance made solely between the Ceding Company and the Reinsurer.
(c)Subject to the terms, conditions and limits of this Agreement, the Ceding Company shall automatically cede, and the Reinsurer shall automatically reinsure, on a coinsurance with funds withheld basis, the Reinsured Liabilities. In addition to the Reinsured Liabilities, the Reinsurer assumes, and agrees to indemnify and hold the Ceding Company harmless for, all Reinsurer Extra-Contractual Obligations.
(d)Subject to the terms, conditions and limits of this Agreement, the Reinsurer shall follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities and Reinsured Policies, and to that end the Reinsurer’s liability for the Reinsured Policies shall commence after the Effective Time and shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, waivers, modifications, alterations, cancellations, proportions of premiums paid to the Ceding Company with respect to the Reinsured Liabilities and the Reinsured Policies.
(e)Notwithstanding anything to the contrary herein, the Reinsurer shall not be liable for any Excluded Liabilities.
Section 2.02    Policy Changes. The Ceding Company shall not terminate, amend, modify or waive any provision or provisions of the Reinsured Policies, except (i) with the written consent of the Reinsurer, (ii) as required by applicable Law or the express terms of the Reinsured Policies or (iii) for Permitted Ex-Gratia Payments. For the avoidance of doubt, nothing contained in this Section 2.02 is intended or shall be interpreted to affect, diminish, discharge or in any way alter the Reinsurer’s obligations with respect to Reinsured Liabilities that are not affected by such terminations, amendments, modifications or waivers.
Section 2.03    Reinstatement of Surrendered Policies. If a Reinsured Policy that has been surrendered is reinstated according to its terms and the Ceding Company’s reinstatement policies, the Reinsurer will, upon notification, automatically reinstate the reinsurance with respect to such Reinsured Policy; provided, that, to the extent that the reinstatement of such Reinsured Policy requires payment of premiums in arrears or reimbursement of claims paid, the Ceding Company shall pay to the Reinsurer all Additional Premiums in arrears and all reimbursements of Reinsured Liabilities that are received by the Ceding Company in connection with such restatement, and the Reinsurer shall, upon reinstatement of such Reinsured Policy, reimburse the Ceding Company for all payments of Reinsured Liabilities payable by the Ceding Company on such Reinsured Policy.

Section 2.04    Conversion, Exchange or Internal Replacements.
(a)Any Reinsured Policy that converts or exchanges into an annuity contract other than a Reinsured Policy will be considered a lapsed policy.
(b)Unless the Reinsurer has provided its prior written consent, the Ceding Company shall not, and shall not permit its Affiliates to, nor cause any third party to, solicit owners, beneficiaries or annuity holders under any Reinsured Policies through any “program of internal replacement.” The term “program of internal replacement” shall mean any Ceding Company- or Affiliate-sponsored corporate program offered to a class of annuity holders in which a group of holders of Reinsured Policies are targeted in a directed, programmatic or systematic manner for the intended exchange or replacement with annuities, policies or other products of the Ceding Company or its Affiliates that are not reinsured hereunder.
Section 2.05    Misstatement of Fact. If the Ceding Company’s liability under any Reinsured Policy is changed because of a misstatement of age or sex, the Reinsurer’s liability with respect to such Reinsured Policy and benefits under the Reinsured Policies will be adjusted proportionately based on the appropriate facts.
Section 2.06    Retrocession. The Reinsurer may not retrocede all or any portion of the Reinsured Liabilities to any retrocessionaire without the prior written consent of the Ceding Company, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Reinsurer may retrocede all or any portion of the Reinsured Liabilities without the prior written consent of the Ceding Company (i) to any Affiliate of the Reinsurer, or (ii) to hedge the longevity risk with respect to the Reinsured Policies.

Section 2.07    Non-Guaranteed Elements. The Ceding Company will be responsible for establishing the Non-Guaranteed Elements with respect to the Reinsured Policies in compliance with the methodology specified on Schedule V attached hereto and the recommendations of the Reinsurer with respect thereto. The Ceding Company shall provide the Reinsurer with written notice of any changes it proposes to make to such Non-Guaranteed Elements at least ten (10) Business Days prior to such changes taking effect. From time to time, the Reinsurer may provide recommendations regarding the Non-Guaranteed Elements to the Ceding Company, which recommendations (a) must comply with applicable Law and the terms of the Reinsured Policies and be consistent with the methodology specified on Schedule V and (b) must include reasonably detailed information supporting such recommendation. The Ceding Company shall in good faith consider adopting any such recommendation and shall not unreasonably delay implementation of any accepted recommendations; provided, that (i) the Reinsurer shall indemnify and hold harmless the Ceding Company for all Losses arising from the Ceding Company’s acceptance of such recommendations and that are not attributable to a separate act, error or omission on the part of the Ceding Company resulting in an Extra-Contractual Obligation, and (ii) the Ceding Company shall indemnify and hold harmless the Reinsurer for all Losses arising from (A) the Ceding Company’s failure to comply with the methodology set forth on Schedule V, and (B) the Ceding Company’s failure to follow any such valid recommendations of the Reinsurer. If the Ceding Company elects not to adopt the Reinsurer’s recommendations, then the Ceding Company shall promptly notify the Reinsurer in writing of such election.
Section 2.08    Valuation of Liabilities. The Ceding Company shall calculate the Statutory Basis Reserves with respect to the Reinsured Policies, which calculation shall be consistent with the reserve requirements, Ceding Company SAP, actuarial principles applicable to the Ceding Company under the Laws of the Ceding Company Domiciliary State and the actuarial practices of the Ceding Company, and otherwise in accordance with any valuation bases and methods of determining reserves that may be provided in the Reinsured Policies.

ARTICLE 3.
REINSURANCE PREMIUM
Section 3.01    Premium.

(a)As consideration for the Reinsurer’s agreement to provide reinsurance pursuant to this Agreement, on the Closing Date, the Ceding Company shall transfer into the Funds Withheld Account Permitted Assets with an aggregate Statutory Carrying Value as of the Effective Time equal to (i) the Reinsurance Premium, minus (ii) the Policy Loan Balance as of the Effective Time. For this purpose, the “Reinsurance Premium” shall equal the amount of Funds Withheld Reserves as of the Effective Time. The amount transferred to the Funds Withheld Account on the Closing Date shall be based on an estimate of the Statutory Carrying Value of such Permitted Assets, the Call Premium(s) with respect to such Permitted Assets, the Funds Withheld Reserves and Policy Loan Balance as of the Closing Date calculated by the Ceding Company based on the value of such amounts as of November 30, 2020, which estimates are set forth on Schedule VI. Such estimated amounts will be adjusted through the first Monthly Settlement Amount following the Closing Date to reflect the actual Statutory Carrying Value of such Permitted Assets, Call Premium(s) with respect to such Permitted Assets, Funds Withheld Reserves and Policy Loan Balance as of the Effective Time.
(b)A list of the Permitted Assets that will be deposited in the Funds Withheld Account (the “Initial Funds Withheld Account Assets”) by the Ceding Company, including the Statutory Carrying Value of each such asset as of the Effective Time, is set forth on Schedule VI attached hereto.
Section 3.02    Additional Premiums. The Quota Share of any additional premiums or payments other than the Reinsurance Premium relating to the Reinsured Policies that are actually collected by the Ceding Company shall be payable to the Reinsurer in accordance with Section 7.03.
Section 3.03    Ceding Commission.
(a)On the Closing Date, the Ceding Company shall owe the Reinsurer a ceding commission equal to $48,000,000.00 (the “Ceding Commission”), which amount the Ceding Company shall transfer, on the later of the Closing Date and the date on which the Trust Account is opened by the Trustee, to the Trust Account in cash.
(b)In addition, the Ceding Company shall (i) within forty-five (45) days following the end of each calendar year, deliver to the Reinsurer a report with reasonable supporting detail setting forth renewal premiums for the Specified Policies for such calendar year and the Additional Ceding Commission, if any, payable by the Ceding Company to the Reinsurer in respect thereof, as determined in accordance with Schedule XII, and (ii) within three (3) days following delivery of such report, pay to the Reinsurer any such Additional Ceding Commission for such calendar year, as determined in accordance with Schedule XII, by wire transfer of immediately available funds to a bank account designated in writing by the Reinsurer.

ARTICLE 4.
INITIAL TRANSFERS BY REINSURER

Section 4.01    Funds Withheld Assets. On the Closing Date, the Ceding Company, on behalf of the Reinsurer, shall transfer to the Funds Withheld Account the Initial Funds Withheld Account Assets plus the aggregate of any Call Premium(s) associated with the assets set forth in Schedule VI. After giving effect to such transfer, the aggregate Statutory Carrying Value of the assets held in the Funds Withheld Account plus the Policy Loan Balance shall be at least equal to the Funds Withheld Reserves as of the Effective Time.
Section 4.02    Trust Assets. On the later of the Closing Date and the date on which the Trust Account is opened by the Trustee, the Reinsurer shall deposit to the Trust Account Permitted Assets in accordance with Section 9.01 such that, after giving effect to such transfer and the transfer of the Ceding Commission by the Ceding Company in accordance with Section 3.03, the aggregate Statutory Carrying Value of the assets held in the Trust Account is at least equal to the Over-Collateralization Amount as of the Effective Time.
ARTICLE 5.
ADMINISTRATION FEE
Section 5.01    Policy Expenses. On a monthly basis, the Reinsurer shall pay the Ceding Company an administrative expense fee (“Policy Expenses”) to cover the cost of providing all administrative and other services (i) necessary or appropriate in connection with the administration of the Reinsured Policies and the Reinsured Liabilities pursuant to Article X, or (ii) as are otherwise expressly contemplated by this Agreement, in either case in an amount calculated in accordance with Schedule VII attached hereto. The Policy Expenses, net of any credits or other allowances in favor of the Reinsurer as described on Schedule VII, shall be payable by the Reinsurer to the Ceding Company in accordance with Section 7.03.
ARTICLE 6.
REINSURED LIABILITIES
Section 6.01    Reinsured Liabilities. Subject to Sections 6.02 and 6.03, the Reinsurer shall pay to the Ceding Company the Reinsured Liabilities in accordance with Section 7.03.
Section 6.02    Benefit Administration.
(a)Subject to Sections 2.02, 6.02(b) and 6.03, the Ceding Company shall be responsible for the determination of benefits with respect to the Reinsured Liabilities in accordance with Article X, applicable Law and the terms and conditions of the Reinsured Policies.

(b)The Ceding Company shall notify the Reinsurer in writing if the Ceding Company determines that a payment of benefits under a Reinsured Policy either requires investigation or should be contested or denied. The Reinsurer and the Ceding Company shall consult in good faith regarding the disposition of any such benefit. The Reinsurer may, but shall not be required to, recommend to the Ceding Company how to handle such benefit. In the event of any disagreement between the Ceding Company and the Reinsurer as to the validity or amount of such a benefit, the Ceding Company shall have final authority over the disposition thereof, and such disposition shall be binding on the Reinsurer. Solely to the extent the Ceding Company follows the Reinsurer’s recommendation hereunder, the Reinsurer shall indemnify and hold the Ceding Company harmless for any losses of the Ceding Company resulting directly therefrom.
Section 6.03    Recoveries. Subject to Section 6.02(b), if the Ceding Company obtains any recoveries in respect of benefits with respect to the Reinsured Liabilities paid by it in accordance with the terms of any Reinsured Policy, the Ceding Company shall promptly pay to the Reinsurer the Quota Share of such recoveries.
ARTICLE 7.
REPORTING AND SETTLEMENTS
Section 7.01    Ceding Company Reporting.
(a)Within twelve (12) Business Days following the end of each calendar month and any Recapture Effective Time, the Ceding Company shall deliver to the Reinsurer a monthly accounting report (a “Monthly Accounting Report”), substantially in the form set forth in Exhibit A, for such Monthly Accounting Period or, in the case of termination and recapture in full, the period from the end of such Monthly Accounting Period to the Recapture Effective Time, as applicable.
(b)Within twelve (12) Business Days following the end of each calendar month and any Recapture Effective Time, the Ceding Company shall deliver to the Reinsurer a report setting forth the (i) seriatim level Statutory Basis Reserves and account value with respect to the Reinsured Policies, (ii) the Funds Withheld Adjustment, and (iii) the Trust Account Required Balance, in each case, as of the end of such calendar month.
(c)Within ten (10) Business Days following the end of each Monthly Accounting Period and any Recapture Effective Time, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Time, as applicable, (i) reports of the Reinsured Policies in a form mutually agreed by the Ceding Company and the Reinsurer, which shall include, among other things, a roll-forward of policy count with respect to the Reinsured Policies, account value rollforward by blocks of business, and policy level details of each insurance transaction in the month supporting the balances impacting the Monthly Settlement Amount and (ii) a report setting forth seriatim information with respect to each of the Reinsured Policies, including the information identified on Exhibit B, which the Ceding Company may redact as necessary such that it does not include Non-Public Personal Information.

(d)Within ten (10) Business Days following the end of each Monthly Accounting Period and any Recapture Effective Time, the Ceding Company shall deliver to the Reinsurer, as of the end of such Monthly Accounting Period or the Recapture Effective Time, as applicable, a report of the assets held in the Funds Withheld Account and an investment accounting report which shall include holdings, book value roll forward, IMR rollforward, gains and losses reports and income reports, where possible, on a CUSIP level.
(e)The Ceding Company shall deliver to the Reinsurer: (i) within five (5) Business Days following the filing of the Ceding Company’s unaudited annual statement with the Ceding Company Domiciliary State but no later than March 20 of each year, a copy of such unaudited annual statement; (ii) within five (5) Business Days of the filing of the Ceding Company’s audited annual statutory financial statements with the Ceding Company Domiciliary State but no later than June 20 of each year, a copy of such annual statutory financial statements; and (iii) within five (5) Business Days following the filing of the Ceding Company’s unaudited quarterly statutory financial statements with the Ceding Company Domiciliary State but no later than sixty (60) calendar days following the end of each calendar quarter, a copy of such unaudited quarterly statutory financial statements.
(f)For so long as this Agreement remains in effect, (i) the Ceding Company shall supply the Reinsurer with the reports set forth on Exhibit B within the applicable time periods listed thereon, and (ii) the Ceding Company shall periodically furnish to the Reinsurer such other reports and information as may be reasonably requested by the Reinsurer for regulatory, tax, rating agency or similar purposes.
Section 7.02    Reinsurer Reporting.
(a)The Reinsurer shall deliver to the Ceding Company: (i) a copy of its audited annual statutory financial statements within five (5) Business Days following the filing thereof with the Bermuda Monetary Authority, (ii) a copy of its unaudited quarterly statutory financial statements within five (5) Business Days following the filing thereof with the Bermuda Monetary Authority, and (iii) within fifteen (15) Business Days following the end of each Monthly Accounting Period, a report prepared by an executive officer of the Reinsurer certifying that (y) the assets held in the Funds Withheld Account and Trust Account are in the aggregate in compliance with the Investment Guidelines, and (z) no event or occurrence of the kind described in Section 11.02(c)(i) or (ii) has arisen.
(b)Following the end of each of the first three (3) calendar quarters of each calendar year (beginning with the calendar quarter that ends on March 31, 2021), the Reinsurer shall deliver to the Ceding Company a report setting forth its estimated BSCR as of the last day of such quarter, as estimated in good faith by the Reinsurer, within sixty (60) calendar days following the end of such calendar quarter. Within five (5) Business Days of the submission by the Reinsurer to the Bermuda Monetary Authority of a report containing its BSCR as of the end of the previous calendar year, the Reinsurer shall provide to the Ceding Company written certification of its BSCR as of the end of such calendar year.

(c)Upon request, the Reinsurer shall promptly provide the Ceding Company with any additional information related to the Reinsured Policies that is routinely prepared by the Reinsurer in the ordinary course of business which the Ceding Company reasonably requires in order to complete its financial statements.
Section 7.03    Settlements.
(a)The net balance payable under this Agreement for each Monthly Accounting Period (as set forth in the applicable Monthly Accounting Report indicated in such Monthly Accounting Report as “the net balance of Product Cashflows net amount due to reinsurer / (due to company)” or “Letter K” plus “Credit for Balance in cash pulled from the funds withheld account by company for allowed liquidity needs of the reinsured blocks” or “Letter G”, the “Monthly Settlement Amount”) shall be calculated by the Ceding Company and reported to the Reinsurer in the Monthly Accounting Report delivered with respect to such Monthly Accounting Period. Each Monthly Settlement Amount shall be payable as follows:
(i)if the Monthly Settlement Amount indicated in the Monthly Accounting Report is positive, then the Ceding Company shall withdraw, on the date of delivery of such Monthly Accounting Report to the Reinsurer, assets, selected and indicated in writing by the Reinsurer, with an aggregate Statutory Carrying Value equal to such Monthly Settlement Amount from the Funds Withheld Account and pay such positive amount to the Reinsurer; or
(ii)if the Monthly Settlement Amount indicated in a Monthly Accounting Report is negative, then (A) the Reinsurer shall pay to the Ceding Company an amount equal to the absolute value of any undisputed portion of such Monthly Settlement Amount no later than seven (7) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report, and (B) subject to the following proviso, if the Reinsurer has not paid such amount to the Ceding Company prior to the seventh (7th) Business Day after receipt by the Reinsurer of the applicable Monthly Accounting Report, then the Ceding Company shall be permitted to withdraw from the Funds Withheld Account, on such date, an amount equal to the absolute value of the undisputed portion of such Monthly Settlement Amount; provided that the Reinsurer shall not be deemed to have breached this Section 7.03(a)(ii) for failing to pay all or any portion of the amount of such difference if the Reinsurer has provided written notice to the Ceding Company that it is disputing such amount, including a detailed explanation of the Reinsurer’s good faith basis for such objection, by the date that is seven (7) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report. Any such dispute with respect to all or a portion of a Monthly Settlement Amount shall be resolved in accordance with Article XIII.
(b)The Funds Withheld Adjustment payable under this Agreement for each Monthly Accounting Period shall be payable as follows:

(i)if the Funds Withheld Adjustment (calculated as of the end of such Monthly Accounting Period, but taking into account any withdrawal of Trust Account by the Ceding Company after the end of the applicable Monthly Accounting Period in accordance with Section 7.03(a)(ii)) is negative, then the Reinsurer shall pay to the Ceding Company for immediate deposit into the Funds Withheld Account the undisputed portion of the absolute value of such negative amount no later than seven (7) Business Days after the Reinsurer’s receipt of the applicable Monthly Accounting Report; provided that the Reinsurer shall not be deemed to have breached this Section 7.03(b)(i) for failing to pay all or any portion of the amount of such difference if the Reinsurer has provided written notice to the Ceding Company that it is disputing such amount, including a detailed explanation of the Reinsurer’s good faith basis for such objection, by the date that is seven (7) Business Days after the receipt by the Reinsurer of the applicable Monthly Accounting Report. Any such dispute with respect to all or a portion of a Monthly Settlement Amount shall be resolved in accordance with Article XIII; and
(ii)if the Funds Withheld Adjustment (calculated as of the end of such Monthly Accounting Period) is positive, then, on the date of delivery of the Monthly Accounting Report to the Reinsurer, the Ceding Company shall withdraw assets, selected and indicated in writing by the Reinsurer, with a Statutory Carrying Value equal to the absolute value of such positive amount from the Funds Withheld Account and pay such positive amount to the Reinsurer; provided that, in the event that the Statutory Carrying Value of the assets held in the Trust Account is less than the then-current Over-Collateralization Amount as of the last day of the applicable Monthly Accounting Period and the Reinsurer has not topped up the Trust Account such that the Statutory Carrying Value of the assets held in the Trust Account is at least equal to the then-current Over-Collateralization Amount as of the date of delivery of the Monthly Accounting Report (a “Trust Account Shortfall”), then the Ceding Company shall first pay such positive amount to the Trustee for deposit into the Trust Account up to the Trust Account Shortfall, and shall then pay any remaining amount to the Reinsurer.
(c)Except as otherwise set forth herein, any amount due under this Agreement shall be paid by wire transfer of immediately available funds to the account or accounts designated by the recipient thereof.
(d)If after the objection of the Reinsurer pursuant to Section 7.03(a)(ii) or Section 7.03(b)(i) (or if the Reinsurer provided a good faith objection to the Monthly Settlement Amount or Funds Withheld Adjustment settled under Section 7.03(a)(i) or Section 7.03(b)(ii), respectively), the parties cannot resolve such dispute with respect to the Monthly Accounting Amount or Funds Withheld Adjustment, as applicable, in accordance with Section 13.01, then it shall be settled in accordance with Section 13.03.
ARTICLE 8.
FUNDS WITHHELD ACCOUNT
Section 8.01    Funds Withheld Account.

(a)As of the Effective Time, the Ceding Company shall establish a funds withheld account (the “Funds Withheld Account”) on the books and records of the Ceding Company with assets to support the Funds Withheld Reserve. The Funds Withheld Account shall be under the exclusive control of the Ceding Company. The Funds Withheld Account initially shall be funded in accordance with Section 3.01, and the assets in the Funds Withheld Account will thereafter be adjusted as set forth in this Agreement. Assets attributable to the Funds Withheld Account (other than policy loans in respect of the Reinsured Policies) shall be deposited in a segregated custody account established by the Ceding Company with Northern Trust Bank (as custodian of such custody account, the “Custodian”) pursuant to that certain Custody Agreement by and between the Ceding Company and the Custodian, effective September 2, 2020 (the “Custody Agreement”). The Funds Withheld Account and the assets maintained therein will be owned and maintained by the Ceding Company and will be used exclusively for the purposes set forth in this Agreement. The Ceding Company shall establish on its financial statements a funds withheld payable equal to the Funds Withheld Reserves to the Reinsurer. The assets maintained in the Funds Withheld Account other than policy loans in respect of the Reinsured Liabilities shall be invested in accordance with the Investment Guidelines and shall consist only of Permitted Assets, and, subject to Section 9.01(c), and Section 9.04, the Permitted Assets shall be valued, for the purposes of this Agreement, according to their Statutory Carrying Value.
(b)The amount of the Funds Withheld Reserves shall be determined for each Monthly Accounting Period by the Ceding Company in accordance with Ceding Company SAP as of the last day of such period.
(c)The assets held in the Funds Withheld Account shall be unencumbered and shall be subject to withdrawal solely by and under exclusive control of the Ceding Company, but only for the following purposes:
(i)to pay any portion of a Monthly Settlement Amount due in accordance with Section 7.03 to the extent such portion is not being disputed by the Ceding Company or the Reinsurer, as applicable, in good faith;
(ii)to pay to the Ceding Company any amount due to be paid out of the Funds Withheld Account as part of the termination settlement under Section 11.03 to the extent such amount is not being disputed by the Reinsurer in good faith;
(iii)to pay to the Reinsurer (x) any Funds Withheld Adjustment to be paid to the Reinsurer under Section 7.03 or (y) any remaining amounts in the Funds Withheld Account, if any, after the payment of any amounts due to be paid out of the Funds Withheld Account as part of the termination settlement under Section 11.03 to the extent such amount is not being disputed by the Ceding Company in good faith;
(iv)as contemplated by Section 8.01(d); or

(v)to pay to the Ceding Company for any other amounts due but not yet recovered from the Reinsurer under this Agreement in order to satisfy liabilities of the Reinsurer under this Agreement to extent such amounts are not being disputed by the Reinsurer in good faith.
Notwithstanding anything to the contrary set forth herein, any such withdrawal from the Funds Withheld Account shall fully satisfy any corresponding obligation of the Reinsurer to pay or reimburse the Ceding Company to the extent of such withdrawal.

(d)In addition to the Ceding Company’s right to withdraw assets from the Funds Withheld Account in accordance with Section 8.01(c), the Ceding Company may, at any time during a Monthly Accounting Period, withdraw cash from the Funds Withheld Account to pay amounts owed to contract holders of the Reinsured Policies to the extent the Ceding Company reasonably and in good faith determines that it lacks sufficient financial resources to pay such amounts; provided that (i) the aggregate amounts payable to such contract holders during such Monthly Accounting Period exceeds five percent (5%) of the aggregate Statutory Carrying Value of the assets held in the Funds Withheld Account as of the end of the immediately preceding Monthly Accounting Period; and (ii) in no event shall amounts withdrawn from the Funds Withheld Account pursuant to this Section 8.01(d) in any Monthly Accounting Period exceed the lesser of (A) $50,000,000.00 and (B) two and nine tenths percent (2.9%) of the aggregate Statutory Carrying Value of the assets held in the Funds Withheld Account as of the end of the immediately preceding Monthly Accounting Period. In the event the Ceding Company desires to withdraw cash from the Funds Withheld Account pursuant to this Section 8.01(d), it shall provide at least ten (10) Business Days’ advance written notice thereof to the Reinsurer, which notice shall include (i) a certification that the conditions of this Section 8.01(d) have been satisfied, (ii) the amount of the intended withdrawal in compliance with this Section 8.01(d), and (iii) a request that the Reinsurer identify a provisional list of assets to be liquidated by the Ceding Company, provided that such liquidation shall occur only in the event there is an insufficient amount of cash in the Funds Withheld Account as of the time of such intended withdrawal; provided, however, that if there is cash in the Funds Withheld Account in an amount at least equal to the amount of the intended withdrawal, (x) the Ceding Company shall only have to provide at least five (5) Business Days’ advance written notice of such intended withdrawal to the Reinsurer and (y) the Ceding Company shall not request from the Reinsurer, and the Reinsurer shall have no obligation to provide to the Ceding Company, a provisional list of assets to be liquidated by the Ceding Company. The Ceding Company shall withdraw cash in amount equal to the requested withdrawal amount in such notice on the tenth (10th) Business Day or fifth (5th) Business Day, as applicable, following the delivery of such notice to the Reinsurer. If the amount of cash in the Funds Withheld Account on the tenth (10th) Business Day following the delivery of such notice to the Reinsurer, as applicable, is less than such requested amount, (x) if the Reinsurer has provided to the Ceding Company a provisional list of assets to be withdrawn by the Ceding Company in writing by the fifth (5th) Business Day following Reinsurer’s receipt of such notice, the Ceding Company may liquidate such assets on such list with an aggregate Statutory Carrying Value equal to such deficit and (y) if the Reinsurer fails to provide a provisional list of assets to be withdrawn by the Ceding Company, the Ceding Company may liquidate assets from the Funds Withheld Account with an aggregate Statutory Carrying Value equal to such deficit in its sole discretion.

(e)The Ceding Company shall promptly return to the Funds Withheld Account any assets withdrawn in excess of the actual amounts required in paragraphs (i) through (v) of Section 8.01(c) (which shall, for the avoidance of doubt, include amounts withdrawn pursuant to Section 8.01(d)) or any amounts that are subsequently determined not to be due under such paragraphs (“Funds Withheld Excess Withdrawals”). The Ceding Company shall also pay interest on any Funds Withheld Excess Withdrawals at a rate determined in accordance with Section 18.02 from and including the date of withdrawal to but excluding the date on which the Funds Withheld Excess Withdrawal is returned to the Funds Withheld Account. Any Funds Withheld Excess Withdrawals shall be held by the Ceding Company or any successor in interest of the Ceding Company in trust for the benefit of the Reinsurer and shall at all times be maintained separate and apart from any assets of the Ceding Company, for the sole purposes described in paragraphs (i) through (v) of Section 8.01(c).
(f)Determinations of statutory impairments of assets maintained in the Funds Withheld Account shall be (i) made by the Ceding Company at any time, (ii) (A) based upon the statutory rules and guidelines and the impairment policy used by the Ceding Company and its auditors for purposes of calculating statutory impairments reflected in the Ceding Company’s statutory financial statements set forth on Schedule XI hereto (which schedule may be amended by the Ceding Company to reflect modifications to such rules and guidelines with the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, conditioned or delayed)) and (B) subject to consultation between the Reinsurer and the Ceding Company, and (iii) recorded in accordance with Ceding Company SAP. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Funds Withheld Account have become impaired for purposes of determining Statutory Carrying Value. Such notice shall describe any such assets and the reason for and the amount of the impairment; provided, that any dispute regarding the assets, the reason for or the amount of the impairment is subject to Article XIII of this Agreement.
(g)The Ceding Company shall bear the administrative costs and expenses related to the establishment of the Funds Withheld Account.
(h)The Reinsurer shall bear the administrative costs and expenses related to maintenance and operation of the Funds Withheld Account, including the fees of the Custodian to the extent relating to the Funds Withheld Account and the fees of any investment manager appointed by the Reinsurer pursuant to Section 8.03 (including any sub-investment manager appointed by the Reinsurer), but not including any internal costs of the Ceding Company. The Ceding Company shall promptly forward to the Reinsurer any invoice it receives relating to such costs and expenses. The Reinsurer shall pay to the Ceding Company all such administrative costs and expenses related to the maintenance and operation of the Funds Withheld Account as part of the monthly settlement in accordance with Section 7.03.
(i)Subject to the terms of this Section 8.01, the performance of the assets maintained in the Funds Withheld Account, including all investment income paid or accrued, investment gains or losses, defaults and/or statutory impairments, will inure to the sole benefit or cost of the Reinsurer.

Section 8.02    Credit for Reinsurance. At all times during the term of this Agreement, the Reinsurer shall, at its own expense, hold and maintain all licenses and authorizations required under applicable Law and shall use its commercially reasonable efforts to ensure that the Ceding Company shall receive full statutory statement credit for reinsurance ceded under this Agreement in the statutory financial statements required to be filed by the Ceding Company in the Ceding Company Domiciliary State (“Reserve Credit”), which action may include, without limitation, agreeing to reasonable amendments to this Agreement that are needed to comply with credit for reinsurance laws in the Ceding Company Domiciliary State to enable the Ceding Company to obtain Reserve Credit. The Ceding Company shall promptly notify the Reinsurer in writing within three (3) Business Days of the occurrence of any event, fact or circumstance that has caused or will cause the Ceding Company to no longer receive Reserve Credit, which notice shall describe in reasonable detail the event or development requiring such notice. Upon receipt of such notice, the Ceding Company and the Reinsurer agree to use their respective commercially reasonable best efforts to ensure that the Ceding Company is able to obtain Reserve Credit, including establishing a qualified reinsurance trust or providing a letter of credit or other form of collateral permitted under applicable law of the Ceding Company Domiciliary State; provided, that the Reinsurer may use the assets in the Funds Withheld Account for such purpose; provided further, that the Reinsurer shall have the sole discretion to elect among methods available to it in order to allow the Ceding Company to obtain such Reserve Credit.
Section 8.03    Investment Management.

(a)The Reinsurer, and any Person appointed by the Reinsurer as a sub-investment manager pursuant to an investment management agreement or shared services agreement in accordance with this Section 8.03 (each, an “Investment Manager”), shall provide investment management services with respect to the assets maintained in each of the Funds Withheld Account (other than policy loans in respect of the Reinsured Policies); provided, that (i) any Investment Manager appointed by the Reinsurer shall at the time of appointment have, and at all times thereafter maintain, all Permits necessary under applicable Law to properly conduct its business, (ii) the Reinsurer shall retain ultimate responsibility for compliance with the Investment Guidelines and the other obligations and covenants herein with respect to the investment management of the assets in the Funds Withheld Account, and shall indemnify the Ceding Company for any Losses resulting from the breach thereof pursuant to Section 17.01(b), (iii) the Reinsurer shall provide to the Ceding Company advance written notice of any termination, resignation or, subject to Section 8.03(c), proposed replacement of any such Investment Manager, and (iv) the Reinsurer shall, at the request of the Ceding Company, provide the Ceding Company with a copy of any investment management or similar agreement between the Reinsurer and any Investment Manager and any material amendments thereto if and to the extent such amendment is related to the services provided with respect to the transactions contemplated by this Agreement; provided, further that, with respect to this clause (iv), (x) the Reinsurer shall not be obligated to deliver any agreement or amendment that it is prohibited from delivering due to applicable confidentiality requirements (provided that the Reinsurer shall use commercially reasonable efforts to arrange for alternative methods for providing a summary of such agreement or amendment to the extent requested by the Ceding Company), and (y) the Reinsurer may, in its reasonable discretion, redact information from any such agreement that it reasonably determines to constitute commercially sensitive information. Notwithstanding anything herein to the contrary, but subject to Section 8.01(d), in the event the Ceding Company is permitted to withdraw or direct the payment of amounts from the Funds Withheld Account in accordance with the terms of this Agreement, the Ceding Company shall have the right in its sole discretion to select such assets for withdrawal or liquidation and to provide instruction to the Investment Manager with respect thereto.
(b)If the Ceding Company and the Reinsurer agree to any amendments, modifications or changes to the Investment Guidelines, then the Reinsurer shall provide such changes in writing to any Investment Manager. The Reinsurer shall not propose any additional limitations (including with respect to asset allocations) on the assets maintained in the Funds Withheld Account or the Trust Account without the prior written consent of the Ceding Company.
(c)The Reinsurer shall not appoint any new Investment Manager (including upon the removal or resignation of any existing Investment Manager) without the prior written consent of the Ceding Company, such consent not to be unreasonably withheld, conditioned or delayed (it being acknowledged and agreed that the discretionary or non-discretionary authority of any such Investment Manager shall be a factor in determining whether consent is unreasonably withheld); provided that the Reinsurer may appoint any Affiliate of the Reinsurer as an Investment Manager without the prior written consent of the Ceding Company.

ARTICLE 9.
TRUST ACCOUNT
Section 9.01    Trust Account.
(a)In order to secure the obligations of the Reinsurer hereunder, on the Closing Date, the Reinsurer, the Ceding Company and U.S. Bank, National Association (the “Trustee”) shall enter into a trust agreement substantially in the form attached hereto as Exhibit C (the “Trust Agreement”), pursuant to which the Reinsurer shall establish a trust account (the “Trust Account”) for the benefit of the Ceding Company in which it will maintain assets and grant the Ceding Company a first priority security interest in such assets. On the later of the Closing Date and the date on which the Trust Account is opened by the Trustee, the Reinsurer shall deposit, or cause to be deposited, into the Trust Account cash in an amount such that, after giving effect to such deposit and the Ceding Commission as defined in Section 3.03(a), the Statutory Carrying Value of the Permitted Assets held in the Trust Account is equal to the Trust Account Required Balance as of the Effective Time, and thereafter shall maintain Permitted Assets with a Statutory Carrying Value equal to the Trust Account Required Balance at all times, subject to Section 9.04. The Reinsurer and the Ceding Company agree that if the Trust Account is not opened by the Trustee prior to January 15, 2020, the parties shall work together in good faith to enter into a trust agreement substantially in the form attached hereto as Exhibit C with a different trustee pursuant to which the Reinsurer shall establish the Trust Account.
(b)The Trust Account assets shall be subject to withdrawal from the Trust Account in accordance with the Trust Agreement. The Reinsurer shall bear the administrative costs and expenses related to the establishment and maintenance of the Trust Account, including the applicable fees of the Trustee. The Reinsurer shall be permitted to manage and make investment decisions with respect to the assets in the Trust Account, including through one or more investment managers; provided, however, that the assets in the Trust Account shall be managed in accordance with the Investment Guidelines and shall be comprised solely of Permitted Assets.
(c)Notwithstanding anything to the contrary contained in this Agreement, the Ceding Company at any time shall have the right to review the assets contained in the Funds Withheld Account and the assets held in the Trust Account, including by calculating the respective Statutory Carrying Value thereof. The Ceding Company shall promptly notify the Reinsurer in writing if the Ceding Company determines that any assets maintained in the Trust Account are not Permitted Assets. Such notice shall describe any such assets and the rationale for such position; provided, that any dispute regarding the assets in the Trust Account is subject to Article XIII of this Agreement.
Section 9.02    Withdrawals.

(a)The Ceding Company shall have the right to withdraw assets from the Trust Account, to pay, and only to pay, to the Ceding Company any Monthly Settlement Amount or any other amounts due but not yet recovered from the Reinsurer under this Agreement (including under Section 11.03(b)) in order to satisfy liabilities of the Reinsurer under this Agreement, in each case, to the extent such amounts are not being disputed by the Reinsurer in good faith and such failure or breach has not been cured by the Reinsurer nor has the Ceding Company withdrawn such amounts from the Funds Withheld Account within two (2) Business Days following the Reinsurer’s receipt of written notice of such failure to pay. For the avoidance of doubt, any such withdrawal from the Trust Account by the Ceding Company shall satisfy the Reinsurer’s obligation to pay such amount due by the Reinsurer.
(b)In addition to the withdrawal rights set forth in Section 9.02(a) and 9.03(b) and the substitution rights set forth in Section 9.04, the Reinsurer shall be permitted to withdraw assets from the Trust Account in accordance with the Trust Agreement.
Section 9.03    Trust Account Settlements.
(a)Within ten (10) Business Days following the end of each Monthly Accounting Period, the Reinsurer shall deliver, or cause to be delivered, to the Ceding Company a report setting forth a list of the assets maintained in the Trust Account and the Statutory Carrying Value of each such asset, in each case, as of the end of such Monthly Accounting Period (each, a “Trust Account Valuation Report”).
(b)Within seven (7) Business Days following the delivery of the Monthly Accounting Report by the Ceding Company to the Reinsurer, if the aggregate Statutory Carrying Value of the Permitted Assets maintained in the Trust Account as of the end of the applicable Monthly Accounting Period (taking into account any withdrawal or notice of withdrawal of Trust Account assets by the Ceding Company after the end of the applicable Monthly Accounting Period in accordance with Section 9.02(a)) is less than the Trust Account Required Balance as of the end of such Monthly Accounting Period calculated based on the most recent Trust Account Valuation Report, then the Reinsurer shall deposit, or cause to be deposited, in the Trust Account Permitted Assets so that the aggregate Statutory Carrying Value of the Permitted Assets held in the Trust Account is not less than the Trust Account Required Balance.

(c)If the aggregate Statutory Carrying Value of the Permitted Assets maintained in the Trust Account as of the end of the applicable Monthly Accounting Period is greater than the Trust Account Required Balance as of the end of such Monthly Accounting Period calculated based on the most recent Trust Account Valuation Report, then the Reinsurer, with prior written notice to the Ceding Company and the Trustee, shall be permitted to withdraw excess assets from the Trust Account, provided, that such withdrawal may not occur prior to the tenth (10th) Business Day after receipt by the Reinsurer of the applicable Monthly Accounting Report; and provided, further, that following such withdrawal, the aggregate Statutory Carrying Value of the Eligible Assets in the Trust Account is at least equal to the Trust Account Required Balance, as set forth in the most recent Trust Account Valuation Report (taking into account any withdrawal or notice of withdrawal of Trust Account assets by the Ceding Company after the end of the applicable Monthly Accounting Period in accordance with Section 9.02(a)).
(d)Upon the occurrence of an Over-Collateralization Amount Increase Event, the Reinsurer shall within ten (10) Business Days of its receipt of written notice of such increased Over-Collateralization Amount from the Ceding Company deposit additional Permitted Assets into the Trust Account, as needed, such that the aggregate Statutory Carrying Value of the Permitted Assets maintained in the Trust Account at such time is not less than the Trust Account Required Balance (taking into account the increased Over-Collateralization Amount).
Section 9.04    Triggering Events.
(a)Without limitation to any other right or remedy of the Ceding Company under this Agreement, any event or occurrence described in Section 11.02(c) shall constitute a “Triggering Event” for purposes of the Trust Account.

(b)Upon the occurrence of a Triggering Event, the Ceding Company may, in lieu of recapturing the Reinsured Policies pursuant to Section 11.02, direct the Reinsurer in writing that the Over-Collateralization Amount shall increase from [*] percent ([*]%) to [*] percent ([*]%) of Funds Withheld Reserves (but calculated excluding Post-Effective Time IMR) and thereafter shall be maintained at that level except as otherwise set forth in this Section 9.04(b). In the event the Ceding Company elects to require the Reinsurer to increase the Over-Collateralization Amount in accordance with this Section 9.04(b), (i) such election shall be deemed a waiver of the Ceding Company’s right to recapture the Reinsured Liabilities under Section 11.02 solely with respect to such Triggering Event, and (ii) upon provision by the Reinsurer of evidence reasonably satisfactory to the Ceding Company that the Triggering Event giving rise to the Ceding Company’s election to require the Reinsurer to increase the Over-Collateralization Amount has been cured, the Over-Collateralization Amount shall decrease from [*] percent ([*]%) to [*] percent ([*]%) of Funds Withheld Reserves (but calculated excluding Post-Effective Time IMR) effective for purposes of the first Monthly Accounting Period following the Monthly Accounting Period during which such Triggering Event was cured. For the avoidance of doubt, (x) the Ceding Company’s election to increase the Over-Collateralization Amount in accordance with this Section 9.04(b) is not intended, and shall not be construed, to in any way restrict, supersede or result in a waiver of the Ceding Company’s right to take any action or pursue any remedy to the extent permitted under this Agreement (including Section 11.02) with respect to future Triggering Events resulting from events or occurrences after the date on which such increase is effected, and (y) in the event a Triggering Event occurs during any period where the Over-Collateralization Amount has been increased to [*] percent ([*]%) pursuant to this Section 9.04(b) or clause (i) or (ii) of the definition of Over-Collateralization Amount, the Over-Collateralization Amount shall not be increased any further, but the Ceding Company shall retain all rights to take any other actions or pursue any other remedies to the extent permitted under this Agreement (including Section 11.02) with respect to such Triggering Event.
Section 9.05    Substitutions. The Reinsurer shall be permitted at any time to substitute all or any part of the assets in the Trust Account with other Permitted Assets that have a currently reported aggregate Statutory Carrying Value equal to or exceeding the aggregate Statutory Carrying Value of the substituted assets; provided, that if the Market-to-Book Ratio of Permitted Assets maintained in the Trust Account immediately prior to such substitution is less than 100%, then the Market-to-Book Ratio of Permitted Assets maintained in the Trust Account following such substitution shall not be less than the Market-to-Book Ratio before giving effect to such substitution.
Section 9.06    Termination of Trust Agreement. The Reinsurer and the Ceding Company shall take all actions necessary to terminate the Trust Agreement upon the termination of this Agreement and following the settlement of all amounts due by the Reinsurer to the Ceding Company under this Agreement and all assets remaining in the Trust Account shall be promptly returned to the Reinsurer.
ARTICLE 10.
ADMINISTRATION

Section 10.01    Policy Administration.
(a)The Ceding Company shall provide all required, necessary and appropriate benefits determination, administrative and other services, including reporting under Article VII, with respect to the Reinsured Policies. The Ceding Company shall conduct its administration practices with respect to the Reinsured Policies (a) in good faith and with a level of skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in similar circumstances, (b) in accordance, in all material respects, with applicable Law and the terms of the Reinsured Policies, (c) in a manner no less favorable with respect to the Reinsured Policies than the manner in which the Ceding Company provides similar services with respect to other annuity contracts issued by the Ceding Company that are not reinsured hereunder and (d) in a manner consistent, in all material respects, with Ceding Company’s administration of the Reinsured Policies as in effect immediately prior to the Effective Time or otherwise as provided in or contemplated by Section 2.02. The Ceding Company may outsource or delegate any administrative functions or claims administration with respect to the Reinsured Policies or this Agreement with the prior written consent of the Reinsurer, such consent not to be unreasonably withheld, conditioned or delayed, provided, (x) in the event the Reinsurer fails to affirmatively withhold consent in written notice to the Ceding Company within ten (10) Business Days following any request by the Ceding Company for such consent, then the Reinsurer shall be deemed to have consented to such outsourcing or delegation, and (y) that the Ceding Company remain primarily liable with respect thereto to the Reinsurer hereunder. For the avoidance of doubt, use of contract employees or other temporary employees placed through a placement agency shall not be considered outsourcing or delegation for purposes hereof.
(b)If and to the extent the Ceding Company notifies any Governmental Entity (whether required by Law or otherwise) of any material weakness, including with respect to cybersecurity or privacy, identified by the Ceding Company (in connection with its administration of the Reinsured Policies) or its internal and external auditors and resulting Ceding Company’s action plans which are relevant to the Reinsured Policies, the Ceding Company shall promptly provide the Reinsurer with written notice thereof and, in each case, within thirty (30) calendar days of becoming aware of such material weakness or such action plans becoming available (or, if later, promptly following any notification to any Governmental Entity (whether required by Law or otherwise)), and shall provide the Reinsurer with any management reports and the respective internal and external audit reports in respect of such material weakness promptly upon and, in each case, within ten (10) Business Days of their issuance to the Ceding Company. Further, the Reinsurer shall have reasonable access to the chief financial officer of the Ceding Company or her or his designee(s) for inquiries regarding any material weakness subject to this Section 10.01(b).
Section 10.02    Record-Keeping.

(a)Each of the Ceding Company and the Reinsurer shall maintain all records and correspondence for services performed by such party hereunder relating to the Reinsured Policies in accordance with industry standards of insurance record-keeping. In addition, such records shall be made available for examination, audit, and inspection by the department of insurance of any State within whose jurisdiction the Ceding Company or the Reinsurer operates. The Ceding Company and the Reinsurer further agree that in the event of the termination of this Agreement or any recapture, any such records in the possession of the Reinsurer shall promptly be duplicated and forwarded to the Ceding Company unless otherwise instructed, and any such records in the possession of the Ceding Company shall promptly be duplicated and forwarded to the Reinsurer unless otherwise instructed.
(b)Each of the Ceding Company and the Reinsurer shall establish and maintain an adequate system of internal controls and procedures for financial reporting relating to the Reinsured Policies, including associated documentation, and shall make such documentation available for examination and inspection by the other party. All reports provided by either party pursuant to Article VII shall be prepared in accordance with such system and procedures and shall be consistent with such party’s books and records.
ARTICLE 11.
TERM AND TERMINATION
Section 11.01    Duration of Agreement. This Agreement shall continue in force until such time as the Ceding Company has no further liabilities or obligations with respect to the Reinsured Liabilities.
Section 11.02    Recapture.
(a)Neither party shall be permitted to cause a recapture of the Reinsured Policies except in accordance with this Section 11.02. For the avoidance of doubt, neither party shall be permitted to cause a partial recapture of the Reinsured Policies pursuant to this Section 11.02.

(b)Recapture for Non-Payment. Either party may cause the Reinsured Policies to be recaptured in full and this Agreement to be terminated as to all Reinsured Policies if the other party fails to pay any amounts due under this Agreement, other than amounts that are subject of a good faith dispute or an error or omission of the type specified in Section 12.01, within thirty (30) calendar days following written notice of non-payment from the non-defaulting party. If the foregoing written notice of termination and recapture has been given by a party and such overdue amount plus applicable interest thereon is not paid to such party within thirty (30) calendar days following written notice of non-payment from the non-defaulting party, such failure to pay, mutatis mutandis, be deemed to constitute a Recapture Event under this Agreement and the Reinsurer and the Company shall pay to the other party any amounts due to such other party in accordance with Section 11.03 (including, if applicable, any Recapture Fee payable by the Reinsurer to the Ceding Company). Subject to the requirements of Section 11.03, including the payment and receipt of the amounts due thereunder, all reinsurance coverage under this Agreement shall terminate from and after 12:01 a.m. Mountain Time on the date on which such unpaid amount was originally due (such time, the “Recapture Effective Time” for purposes set forth in Section 11.03).
(c)Recapture by Ceding Company. Each of the following shall constitute a “Recapture Event”:
(i)the Reinsurer breaches or fails to perform any of the material obligations of the Reinsurer under this Agreement or the Trust Agreement, including (i) failure to fund the Funds Withheld Account or Trust Account, as required, and (ii) material breach of Section 8.03 or the Investment Guidelines and such breach has not been cured within ten (10) calendar days after notice of such breach from the Ceding Company, and such breach is not subject to a good faith dispute between the Reinsurer and the Ceding Company;
(ii)the Reinsurer becomes insolvent (as set forth in Article XIV) or becomes subject to a bankruptcy, conservation, rehabilitation, reorganization or comparable proceeding (regardless of whether any such proceeding is involuntary or voluntary) by promptly providing the Reinsurer or its Authorized Representative with written notice of recapture, to be effective as of the date on which the Reinsurer’s insolvency is established by the authority responsible for such determination. Any requirement for a notification period prior to the termination of this Agreement shall not apply under such circumstances;
(iii)the Reinsurer’s BSCR falls below [*]% as of the last date of any calendar quarter and the Reinsurer has not within thirty (30) calendar days of such date provided the Ceding Company with evidence reasonably satisfactory to the Ceding Company that it has restored its BSCR to [*]% or greater;
(iv)the Ceding Company is unable to obtain Reserve Credit for any reason.
Section 11.03    Recapture Payment.

(a)Upon or following the occurrence of any Recapture Event, the Ceding Company shall have the right at any time, and in its sole discretion, during the continuation of the event that constitute such Recapture Event, within ninety (90) days of the occurrence of the applicable Recapture Event, on no less than thirty calendar days and no more than ninety (90) calendar days prior written notice to the Reinsurer, to terminate this Agreement and recapture all of the Reinsured Policies. Any notice of termination and recapture by the Ceding Company pursuant to Section 11.02(c) shall state the effective date and time of the termination and recapture (the “Recapture Effective Time”), which shall be between thirty (30) and ninety (90) calendar days following the Reinsurer’s receipt of such notice.
(b)In the event the Reinsured Policies are recaptured in full (including if this Agreement is rejected by any liquidator, receiver, rehabilitator, trustee or similar Person acting on behalf of the Ceding Company (a “Receiver”)), a net accounting and settlement as to any balance due under this Agreement shall be undertaken by the Ceding Company in accordance with Article VII, which calculations shall be as of the Recapture Effective Time. Within twenty (20)  Business Days following the Recapture Effective Time, the Ceding Company shall deliver to the Reinsurer a final Monthly Accounting Report setting forth the final Monthly Settlement Amount and final Funds Withheld Adjustment as of the Recapture Effective Time (collectively, the “Terminal Accounting Report”). The final Monthly Settlement Amount and final Funds Withheld Adjustment set forth in such Terminal Accounting Report shall be paid in accordance with Section 7.03 (which, for the avoidance of doubt, shall include any amounts to be released from the Post-Effective Time IMR during such final Monthly Accounting Period). Following the settlement between the parties as set forth in the Terminal Accounting Report, the aggregate Statutory Carrying Value of the assets in the Funds Withheld Account plus the Policy Loan Balance equal to the Statutory Basis Reserve shall be retained by the Ceding Company, and the Funds Withheld Account shall be terminated and the remaining assets therein shall be transferred to the Reinsurer. In addition, within twenty (20) Business Days following the Recapture Effective Time, the Reinsurer shall, unless such recapture is due to a failure of the Ceding Company to pay an amount due to the Reinsurer or by mutual written agreement by the parties, pay to the Ceding Company an amount equal to (i) the Unamortized Portion of the Negative Ceding Commission as of the Recapture Effective Time, plus (ii) in the event such recapture is due to a recapture by the Ceding Company pursuant to Section 11.02(c)(i), an amount equal to $1,000,000.00, by wire transfer of immediately available funds (the total amount payable under clause (i) and clause (ii), if applicable, the “Recapture Fee”). In the event the Reinsurer fails to pay any such amounts owed by the Reinsurer to the Ceding Company under this Section 11.03 by the date contemplated herein, the Ceding Company shall be entitled to withdraw assets from the Trust Account with an aggregate Statutory Carrying Value equal to such unpaid obligation.

(c)Either party’s right to terminate the reinsurance provided hereunder will not prejudice its right to collect amounts owed to it hereunder, including applicable interest as specified in Section 18.02, for the period during which such reinsurance was in force, through and including any notice period. Upon recapture by the Ceding Company pursuant to Section 11.02(b) or Section 11.02(c), the Ceding Company will only recapture liabilities and obligations arising under the express terms of the Reinsured Policies and will not be liable for any Reinsurer Extra-Contractual Obligations arising before the effective time of such recapture, or if arising after such effective time, to the extent attributable to a direction or request of the Reinsurer or any of its Affiliates.
(d)The payment of any amounts owed under Terminal Settlement Report in accordance with Section 11.03(b) and the Recapture Fee, if applicable, upon the termination and recapture of this Agreement shall constitute a complete and final release of both parties in respect of any and all known and unknown present and future obligations or liabilities of any nature to the other party for the reinsurance coverage under this Agreement.
Section 11.04    Survival. All provisions of this Agreement will survive any termination of this Agreement and recapture of the Reinsured Policies to the extent necessary to carry out the purpose of this Agreement.
ARTICLE 12.
ERRORS AND OMISSIONS
Section 12.01    Errors and Omissions. Any unintentional or accidental failure to comply with the terms of this Agreement which can be shown to be the result of an oversight or clerical error relating to the administration of reinsurance by either party will not constitute a breach of this Agreement; provided, that, upon discovery, the error shall be promptly corrected so that both parties are restored to the position they would have occupied had the oversight or clerical error not occurred. In the event a payment is corrected, the party receiving the payment shall be entitled to interest in accordance with Section 18.02. Should it not be possible to restore both parties to this position, the party responsible for the oversight or clerical error will be responsible for any resulting liabilities and expenses.
ARTICLE 13.
DISPUTE RESOLUTION
Section 13.01    Negotiation.

(a)Within fifteen (15) calendar days after the Reinsurer or the Ceding Company has given the other party written notification of a specific dispute arising out of or relating to this Agreement, each party will appoint a designated officer of its company to attempt to resolve such dispute. The officers will meet at a mutually agreeable time and location as soon as reasonably possible and as often as reasonably necessary in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. Any such meetings may be held by telephone or video conference. The officers will discuss the matter in dispute and will negotiate in good faith without the necessity of formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.
(b)If the officers cannot resolve the dispute within thirty (30) calendar days of their first meeting, the dispute will be submitted to (i) formal arbitration pursuant to Section 13.02, or (ii) in the case of disputes between the parties with respect to the accuracy of calculations or determinations for amounts that are to be calculated, determined, reported, paid, or that may be audited pursuant to the terms of this Agreement (including the calculation or determination of the Monthly Settlement Amount, Statutory Basis Reserve, Trust Account Required Balance or the amount of any Recapture Fee), to the Actuarial Expert pursuant to Section 13.03, in each case unless the parties agree in writing to extend the negotiation period for an additional thirty (30) calendar days.
Section 13.02    Arbitration; Waiver of Trial by Jury.
(a)It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. If the Reinsurer and the Ceding Company cannot mutually resolve a dispute that arises out of or relates to this Agreement (including the formation, validity, interpretation, performance, arbitrability of any dispute or issue, or breach of this Agreement), other than any dispute that is exclusively subject to resolution under Section 13.03, and the dispute cannot be resolved through the negotiation process set forth in Section 13.01, then the dispute will be finally settled by arbitration in accordance with the provisions of this Section 13.02.
(b)To initiate arbitration, either the Ceding Company or the Reinsurer shall notify the other party in writing, transmitted by certified mail, overnight delivery service with tracking capability, or electronic mail if agreed by the parties, of its desire to arbitrate, stating the nature of the dispute and the remedy sought.

(c)Any arbitration pursuant to this Section 13.02 will be conducted before a panel of three (3) arbitrators who will be current or former officers of life insurance or life reinsurance companies other than the parties to this Agreement, their Affiliates or subsidiaries; provided, that such professionals shall not have performed services for either party or their Affiliates/subsidiaries within the previous five (5) years and shall not have a financial interest in the outcome of the dispute. Each of the parties will appoint one arbitrator and the two (2) so appointed will select the third arbitrator who shall be independent and impartial. If either party refuses or fails to appoint an arbitrator within thirty (30) calendar days after the other party has given written notice to such party of its arbitrator appointment, the party that has given notice may appoint the second arbitrator. If the two (2) arbitrators do not agree on a third arbitrator within thirty (30) calendar days of the appointment of the second arbitrator, then the third arbitrator shall be selected by the ARIAS-U.S. Umpire Selection Procedure (available at www.ARIAS-US.org), subject to the arbitrator qualification requirements of this paragraph.
(d)Each arbitration hearing initiated under this Agreement will be held on the date set by the arbitrators at a mutually agreed upon location; if the parties are unable to agree, the hearing(s) will take place in Wilmington, Delaware. As soon as possible, the arbitrators will establish arbitration procedures as warranted by the facts and issues of the particular case. The substantive law to be applied by the arbitrators is set forth in Section 18.17, and the arbitration and this Section 13.02 shall also be subject to Title 9 (Arbitration) of the United States Code.
(e)The arbitrators will base their decision on the terms and conditions of this Agreement and, to the extent not in conflict with this Agreement, the customs and practices of the life insurance and life reinsurance industries rather than on strict interpretation of the law. The panel may issue orders for preliminary, interim or injunctive relief upon a showing of good cause, including pre-award security. Either party also may, without waiving any remedy under this agreement, seek from any Delaware federal or State court any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration panel (or pending the arbitration panel’s determination of the merits of the controversy). The decision of the arbitrators will be made by majority rule and will be final and binding on both parties. Subject to Section 13.02(f), the arbitrators shall enter an award which shall do justice between the parties and the award shall be supported by a reasoned opinion. The parties agree that the federal courts in the State of Delaware, or the State courts of such State, shall have jurisdiction to hear any matter relating to compelling arbitration and that a judgment on any award rendered in such arbitration may be entered and enforced in such Delaware federal or State courts. The parties hereby consent and agree to submit to the jurisdiction of Delaware federal and state courts, and each party hereby waives, to the fullest extent permitted by Applicable Law, any objection it may now or hereafter have to the laying of such venue, or any claim that a proceeding has been brought in an inconvenient forum. In addition, the Ceding Company and the Reinsurer hereby consent to service of process out of such courts at the addresses set forth in Section 18.06.

(f)The arbitrators may, in their discretion, award to the prevailing party, if any, as determined by the arbitrators, its reasonable costs and fees. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration activities, including its appointed arbitrator and any outside attorney and witness fees. The parties shall jointly bear the expense of the third arbitrator. The parties agree that the arbitrators shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.
Section 13.03    Actuarial Expert.
(a)In the event of any disputes between the parties with respect to the accuracy of calculations or determinations for amounts that are to be calculated, determined, reported, paid, or that may be audited pursuant to the terms of this Agreement (including the calculation or determination of the Monthly Settlement Amount, Statutory Basis Reserve, Trust Account Required Balance or the amount of any Recapture Fee) that is not resolved by the parties pursuant to Section 13.01, the parties shall refer the dispute to the Actuarial Expert to make a determination with respect to all matters in dispute, and each of the parties shall prepare written reports of such items or items remaining in dispute and refer such reports to the Actuarial Expert within ten (10) Business Days after the expiration of the thirty (30) day period (or such longer period as mutually agreed by the parties) contemplated under Section 13.01(b).
(b)The Actuarial Expert shall resolve the dispute regarding such item or items within thirty (30) days following his or her engagement by the parties; provided, however, that the dollar amount of each amount in dispute will be determined within the range of dollar amounts proposed by the parties. The determinations by the Actuarial Expert as to the items in dispute shall (i) be based on presentations and written submissions by the Ceding Company and the Reinsurer to the Actuarial Expert and not by independent review, and (ii) be in writing and set forth in reasonable detail the basis for the Actuarial Expert’s final determination of any disputed amount or item based on actuarial standards of practices, the terms of this Agreement and the Reinsured Policies, and consistent with Ceding Company SAP. Absent manifest error, such determinations by the Actuarial Expert shall be conclusive and binding upon the parties as if such determination had been embodied in a final and binding arbitral award, and any party may petition a court having jurisdiction over the parties and subject matter to confirm such determination to final judgment or to vacate such determination pursuant to the Federal Arbitration Act. The Ceding Company and the Reinsurer shall each bear one half of the fees and expenses of the Actuarial Expert. The parties agree that the Actuarial Expert shall have no authority to impose any punitive, exemplary or consequential damage awards on either of the parties hereto.
Section 13.04    Waiver of Trial by Jury. THE REINSURER AND THE CEDING COMPANY HEREBY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.
ARTICLE 14.
INSOLVENCY

Section 14.01    Insolvency.
(a)A party to this Agreement will be deemed “insolvent” when it:
(i)applies for or consents to the appointment of a receiver, rehabilitator, conservator, liquidator or statutory successor (the “Authorized Representative”) of its properties or assets;
(ii)is adjudicated as bankrupt or insolvent;
(iii)files or consents to the filing of a petition in bankruptcy, seeks reorganization or an arrangement with creditors or takes advantage of any bankruptcy, dissolution, liquidation, rehabilitation, conservation or similar Law;
(iv)becomes the subject of an order to rehabilitate or an order to liquidate as defined by the insurance code of the jurisdiction of the party’s domicile;
(v)makes a general assignment for the benefit of creditors;
(vi)states that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or
(vii)takes any corporate action for the purpose of effecting any of the foregoing items (i) through (vi).
(b)In the event of the insolvency of either party, the rights or remedies of this Agreement will remain in full force and effect.
(c)Insolvency of the Ceding Company. In the event of the insolvency of the Ceding Company:
(i)Except as otherwise provided in Section 10-3-531(2) of the Colorado Insurance Code, the reinsurance provided under this Agreement will be payable by the Reinsurer directly to the Ceding Company or its Authorized Representative, without diminution as a result of such insolvency, on the basis of the reported claims allowed against the Ceding Company by the liquidation court.
(ii)The Ceding Company or its Authorized Representative shall notify the Reinsurer in writing of all pending claims against the Ceding Company on any Reinsured Policies within a reasonable time after filing in the insolvency proceedings. While a claim is pending, the Reinsurer may investigate such claim and intervene, at its own expense, in the proceedings where the claim is to be adjudicated, and assert any defense or defenses which it may deem available to the Ceding Company or its Authorized Representative.

(iii)The expense incurred by the Reinsurer shall be chargeable, subject to court approval, against the Ceding Company as part of the expense of its liquidation, to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
ARTICLE 15.
TAXES
Section 15.01    Taxes. No taxes, allowances, or other expenses will be paid by the Reinsurer to the Ceding Company for any Reinsured Policy, except as specifically referred to in this Agreement.
Section 15.02    Excise and Withholding Taxes.
(a)Excise Tax. The Ceding Company and the Reinsurer acknowledge and agree that, as of the date hereof, premiums payable pursuant to this Agreement are subject to the excise tax imposed by Section 4371 of the Code (the “Premium Excise Tax”). The Ceding Company shall be responsible for reporting and remitting the Premium Excise Tax as indicated on the Monthly Accounting Report. The Premium Excise Tax shall be borne by the Reinsurer through inclusion on the Monthly Accounting Report.
(b)FATCA. To the extent that payments to the Reinsurer are subject to withholding pursuant to Sections 1471-1474 of the Code (“FATCA”), and the Reinsurer does not establish an exemption thereunder, the Ceding Company shall be entitled to deduct and withhold from such payments such amounts as are required under FATCA and shall remit such taxes to the relevant Governmental Entity or taxing authority. The Ceding Company acknowledges and agrees that, assuming the Reinsurer establishes an exemption from FATCA, the payments contemplated by this Agreement are not subject to any withholding tax as of the date hereof. In the event it appears reasonably likely that either party would be required by law to withhold any amount in respect of taxes from a payment hereunder (excluding, for the avoidance of doubt, the Premium Excise Tax), the parties shall use commercially reasonable efforts to restructure the transactions contemplated by this Agreement to eliminate or reduce such withholding in a manner that preserves the relative economic benefits of the parties.
(c)Refunds. Any refunds of taxes that were deducted and withheld from the Reinsurer pursuant to this Section 15.02 shall be for the Reinsurer’s account. The Ceding Company shall use commercially reasonable efforts to obtain any such refunds, provided that the Reinsurer shall reimburse the Ceding Company for any reasonable out-of-pocket expenses incurred by the Ceding Company in connection therewith.
(d)Change in Status. In the event that the Reinsurer becomes taxable as a U.S. corporation, the Reinsurer agrees to timely notify the Ceding Company of that change in tax status, and the parties agree to negotiate in good faith to modify this Agreement as reasonably required or warranted to reflect that change.

ARTICLE 16.
REPRESENTATIONS, WARRANTIES AND COVENANTS
Section 16.01    Representations and Warranties of the Ceding Company. The Ceding Company hereby represents and warrants to the Reinsurer as of the Effective Time as follows:
(a)Organization and Qualification. The Ceding Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Colorado and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(b)Authorization. The Ceding Company has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Ceding Company of this Agreement, and the consummation by the Ceding Company of the transactions contemplated by, and the performance by the Ceding Company of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Ceding Company. This Agreement has been duly executed and delivered by the Ceding Company, and (assuming due authorization, execution and delivery by the Reinsurer) this Agreement constitutes the legal, valid and binding obligation of the Ceding Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.
(c)No Conflict. The execution, delivery and performance by the Ceding Company of, and the consummation by the Ceding Company of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Ceding Company, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Ceding Company or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Ceding Company or any of its subsidiaries is a party or by which the Ceding Company or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.

(d)Data. The Ceding Company acknowledges that it has provided the Reinsurer with the data described in Schedule IX prior to the execution of this Agreement by the Reinsurer. All factual information and actuarial data set forth in the documents listed in Schedule IX as delivered to the Reinsurer was complete and accurate in all material respects as of the date the document containing the information was prepared. Further, the Ceding Company has not become aware, since the date on which such documents were prepared, of any omissions, errors, changes or discrepancies that would materially affect such data. The factual information and actuarial data set forth in the documents listed in Schedule IX was compiled in a commercially reasonable manner given its intended purpose, and such actuarial data was prepared in a manner consistent with applicable actuarial principles. The Ceding Company acknowledges that the Reinsurer has relied on such data in entering into this Agreement.
(e)Solvency. The Ceding Company is Solvent on a statutory basis immediately after giving effect to this Agreement. For the purposes of this Section 16.01(e), “Solvent” means that: (i) the aggregate assets of the Ceding Company are greater than the aggregate liabilities of the Ceding Company, in each case determined in accordance with Ceding Company SAP; (ii) the Ceding Company does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Ceding Company is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Ceding Company’s assets would constitute unreasonably insufficient capital.
(f)Governmental Licenses and Consents.
(i)The Ceding Company has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Ceding Company’s business are valid and in full force and effect. The Ceding Company is not subject to any pending Action or, to the knowledge of the Ceding Company, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Ceding Company’s ability to perform its obligations under this Agreement.
(ii)None of the execution and delivery of this Agreement by the Ceding Company or the consummation by the Ceding Company of the transactions contemplated hereby or compliance by the Ceding Company with or fulfillment by the Ceding Company of the terms, conditions and provisions hereof will require the consent of any Governmental Entity.

(g)Tax Treatment of Reinsured Policies. The tax treatment of each Reinsured Policy is not, and since the time of issuance or subsequent modification has not been, less favorable to the purchaser, policyholder or intended beneficiaries thereof, than the tax treatment under the Code either that was purported to apply in written materials provided by the issuer of such Reinsured Policy, in each case at the time of its issuance (or any subsequent modification of such Reinsured Policy) or for which such Reinsured Policy was designed to qualify at the time of issuance (or subsequent modification). Neither the Ceding Company nor any of its Affiliates has entered into any agreement or is involved in any discussions or negotiations with any Governmental Entity or taxing authority regarding the failure of any Reinsured Policy to meet the requirements of Section 72(s) of the Code or any other applicable requirement under the Code governing the tax treatment of such Reinsured Policy. Neither the Ceding Company nor any of its Affiliates is a party to, or has received written notice of, any federal, state, local or foreign audits or other administrative or judicial actions with regard to the tax treatment of any Reinsured Policy or of any claims by the purchasers, holders or intended beneficiaries of the Reinsured Policies regarding the tax treatment of (i) the Reinsured Policies or (ii) any plan or arrangement in connection with which such Reinsured Policies were purchased or have been administered.
(h)Non-Guaranteed Elements. The Reinsured Policies do not contain any Non-Guaranteed Elements other than those set forth in Schedule II. The methodologies set forth on Schedule V attached hereto related to the establishment of the Non-Guaranteed Elements are in accordance with the terms of the Reinsured Policies and compliance with such methodologies shall not violate the terms of the Reinsured Policies.
(i)Reserves.
(i)The Statutory Basis Reserves under the Reinsured Policies (i) recorded in the Statutory Statements as of their respective dates and (ii) held by the Company as of the Effective Time: (A) were computed in all material respects in accordance with generally accepted actuarial principles and practices consistently applied under the applicable Laws of the State of Colorado, and were fairly stated in accordance with Ceding Company SAP in effect as of the date of such Statutory Statements; (B) were based on actuarial assumptions which produce reserves at least as great as those called for in any Reinsured Policy as to reserve basis and method, and are in accordance with all other Reinsured Policy provisions; and (C) include provision for all actuarial reserves and related statement items which ought to be established by the Company pursuant to Ceding Company SAP.
(ii)Cash flows and statutory reserves in respect of the Reinsured Policies subject to the Actions described on Schedule X were reflected in the Actuarial Report. All settlement amounts subject to the Actions are fully accounted for, applied to the Reinsured Policies that are subject to the Actions and reflected in the Statutory Basis Reserves of the Company.

(j)Insurance Regulatory Matters. Except as would not, individually or in the aggregate, be reasonably likely to result in a material adverse effect, (i) the Company has filed all reports, statements, registrations, filings, notices or submissions required to be filed or otherwise submitted with any Governmental Entity in connection with the Reinsured Policies since January 1, 2018, (ii) all such reports, statements, registrations, filings, notices or submissions were true, complete and accurate when filed, were timely filed and complied in all respects with applicable Law when filed or as amended or supplemented and (iii) no deficiencies or violations have been asserted by any Governmental Entity with respect to such reports, statements, registrations, filings, or submissions that have not been resolved to the satisfaction of the applicable Governmental Entity.
(k)Absence of Certain Changes and Events. Since January 1, 2018, there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had a material adverse effect on the Reinsured Policies or the Ceding Company’s ability to perform its obligations under this Agreement.
(l)Brokers and Financial Advisors. Other than Willis Towers Watson, no broker, finder or financial adviser has acted directly or indirectly as such for, or is entitled to any compensation from, the Ceding Company in connection with this Agreement, the Trust Agreement or the transactions contemplated hereby or thereby.
(m)Examinations. Prior to the date of this Agreement, the Ceding Company has made available to the Reinsurer copies of all material examination reports and market conduct reports of any Governmental Entity to the extent relating to the Reinsured Policies received by it on or after January 1, 2018. All material deficiencies or violations noted in such examination reports have been cured or resolved to the satisfaction of the applicable Governmental Entity.
(n)Other Reinsurance. There are no agreements of third-party reinsurance or retrocession with respect to the Reinsured Policies or the Reinsured Liabilities.
(o)Investment Assets. The Ceding Company has valid title to all of the Initial Funds Withheld Account Assets, free and clear of any liens, pledges or other encumbrances.
(p)Administration. (i) Since January 1, 2018, the Ceding Company has administered and provided contractholder and claims servicing with respect to the Reinsured Policies in a manner consistent with the terms of the Reinsured Policies and applicable Law, and (ii) for the twelve (12) months preceding the Closing Date, there have been no complaints to the Company or its Affiliates from contractholders or investigations, penalties, and other governmental actions against the Ceding Company and/or its Affiliates with respect to the administration of the Reinsured Policies, except, in the case of either clause (i) or clause (ii) herein, for such failures to comply with the terms of the Reinsured Policies and applicable Law or such complaints, investigations, penalties and other governmental actions that would not reasonably be expected to have a material adverse effect on the business being reinsured hereunder or the Ceding Company’s ability to satisfy its obligations hereunder.

Section 16.02    Covenants of the Ceding Company.
(a)Investigations. To the extent permitted by applicable Law, the Ceding Company shall promptly notify the Reinsurer, in writing, of any and all investigations of the Ceding Company conducted by any Governmental Entity commencing after the date hereof, other than investigations or routine examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Ceding Company of its obligations under this Agreement; provided, however, that the Ceding Company may withhold any notice otherwise required to be delivered pursuant to this Section 16.02(a) to the extent that the delivery thereof to the Reinsurer would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)Statutory Accounting Principles. The Ceding Company shall prepare its financial statements as required by, and in accordance with, statutory accounting principles and practices prescribed or permitted for life insurance companies in the Ceding Company Domiciliary State..
(c)Existence; Conduct of Business. The Ceding Company shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business. The Ceding Company shall, in all material respects, operate the business related to the Reinsured Policies in the ordinary course of business consistent with past practice and the terms of the Reinsured Policies.
(d)Compliance with Law. The Ceding Company shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Ceding Company or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Ceding Company’s ability to perform its obligations, or on the Reinsurer’s rights or obligations, under this Agreement.
(e)Governmental Notices. The Ceding Company shall provide the Reinsurer, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity directly relating to the reinsurance hereunder, other than any routine correspondence or complaints.
(f)Restrictions on Liens. The Ceding Company shall not create, incur, assume or suffer to exist any liens on the assets in the Funds Withheld Account or on any interest therein or the proceeds thereof.
(g)Renewal Premiums. The Ceding Company shall not accept additional premium in accordance with Section 3.02 with respect to any tax sheltered Reinsured Policy, except as required by the express terms of such Reinsured Policy.

(h)Existence Check. The Ceding Company shall carry out an existence checking exercise (or shall procure that an existence checking exercise is carried out) with respect to the Reinsured Policies no less than once per calendar quarter to check for recorded but unreported deaths during the previous calendar quarter. Such existence checks shall be undertaken (i) in accordance with the terms of the Reinsured Policies, (ii) in accordance with applicable Law and (iii) using a standard of care and procedures at least as stringent to those used by the Ceding Company for its life policies and its other annuity contracts not reinsured hereunder.
Section 16.03    Representations and Warranties of the Reinsurer. The Reinsurer hereby represents and warrants to the Ceding Company as follows:
(a)Organization and Qualification. The Reinsurer is a Class E reinsurance company duly incorporated, validly existing and in good standing under the Laws of Bermuda and has all requisite corporate power and authority to operate its business as now conducted, and is duly qualified as a foreign corporation to do business, and, to the extent legally applicable, is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for failures to be so qualified or be in good standing that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(b)Authorization. The Reinsurer has all requisite corporate power to enter into, consummate the transactions contemplated by and carry out its obligations under, this Agreement. The execution and delivery by the Reinsurer of this Agreement, and the consummation by the Reinsurer of the transactions contemplated by, and the performance by the Reinsurer of its obligations under, this Agreement have been duly authorized by all requisite corporate action on the part of the Reinsurer. This Agreement has been duly executed and delivered by the Reinsurer, and (assuming due authorization, execution and delivery by the Ceding Company) this Agreement constitutes the legal, valid and binding obligation of the Reinsurer, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Laws relating to or affecting creditors’ rights generally.

(c)No Conflict. The execution, delivery and performance by the Reinsurer of, and the consummation by the Reinsurer of the transactions contemplated by, this Agreement do not and will not (i) violate or conflict with the organizational documents of the Reinsurer, (ii) conflict with or violate any Law or Permit of any Governmental Entity applicable to the Reinsurer or by which it or its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, acceleration or cancellation of, any agreement, lease, note, bond, loan or credit agreement, mortgage, indenture or other instrument, obligation or contract of any kind to which the Reinsurer or any of its subsidiaries is a party or by which the Reinsurer or any of its subsidiaries or any of their respective properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, loss of contractual benefits, defaults or rights that, individually or in the aggregate, do not have, and would not reasonably be expected to have, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(d)Solvency. The Reinsurer is Solvent on a statutory basis immediately after giving effect to this Agreement. For purposes of this Section 16.03(d), “Solvent” means that: (i) the aggregate assets of the Reinsurer are greater than the aggregate liabilities of the Reinsurer, in each case, determined in accordance with applicable Bermuda Law; (ii) the Reinsurer does not intend to, and does not believe that it will, incur debts or other liabilities beyond its ability to pay such debts and other liabilities as they come due; and (iii) the Reinsurer is not engaged in a business or transaction, and does not contemplate engaging in a business or transaction, for which the Reinsurer’s assets would constitute unreasonably insufficient capital.
(e)Governmental Licenses and Consents.
(i)The Reinsurer has all Permits necessary to conduct its business as currently conducted and execute and deliver, and perform its obligations under, this Agreement, except in such cases where the failure to have a Permit has not had and would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement. All Permits that are material to the conduct of the Reinsurer’s business are valid and in full force and effect. The Reinsurer is not subject to any pending Action or, to the knowledge of the Reinsurer, any threatened Action that seeks the revocation, suspension, termination, modification or impairment of any Permit that, if successful, would reasonably be expected to have, or with the passage of time become, a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(ii)None of the execution and delivery of this Agreement by the Reinsurer or the consummation by the Reinsurer of the transactions contemplated hereby or compliance by the Reinsurer with or fulfillment by the Reinsurer of the terms, conditions and provisions hereof will require the consent of any Governmental Entity.

(f) Brokers and Financial Advisors. No broker, finder or financial advisor has acted directly or indirectly as such for, or is entitled to any compensation from, the Reinsurer in connection with this Agreement, the Trust Agreement, or the transactions contemplated hereby and thereby.
Section 16.04    Covenants of the Reinsurer.
(a)Investigations. To the extent permitted by applicable Law, the Reinsurer shall promptly notify the Ceding Company, in writing, of any and all investigations of the Reinsurer conducted by any Governmental Entity commencing after the date hereof, other than routine examinations that do not relate to the business reinsured pursuant to this Agreement or would not otherwise reasonably be expected to adversely affect the performance by the Reinsurer of its obligations under this Agreement; provided, however, that the Reinsurer may withhold any notice otherwise required to be delivered pursuant to this Section 16.04(a) to the extent that the delivery thereof to the Ceding Company would result in a waiver of the attorney-client privilege, the work-product doctrine or any other applicable legal privilege or similar doctrine.
(b)Existence; Conduct of Business. The Reinsurer shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, Permits and privileges material to the conduct of its business, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations under this Agreement.
(c)Compliance with Law. The Reinsurer shall comply with all Laws applicable to, and all Permits issued by any Governmental Entity to, the Reinsurer or by which it or its properties or assets is bound or subject, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Reinsurer’s ability to perform its obligations, or on the Ceding Company’s rights or obligations, under this Agreement.
(d)Governmental Notices. The Reinsurer shall provide the Ceding Company, within five (5) Business Days after receipt thereof, copies of any written notice or report from any Governmental Entity with respect to the business reinsured under this Agreement and a written summary of any material oral communication with any Governmental Entity with respect to the business reinsured under this Agreement.

Section 16.05    Survival. (a) The representations and warranties contained in this Agreement (other than the Fundamental Representation and the Ceding Company’s representations in Section 16.01(d), Section 16.01(g) and Section 16.01(i)(ii)) shall survive the consummation of the transactions contemplated by this Agreement on the Closing Date for a period of eighteen (18) months, (b) the Ceding Company’s representations in Section 16.01(d) and Section 16.01(i)(ii) shall survive the consummation of the transaction contemplated by this Agreement on the Closing Date for a period of twenty-four (24) months, and (c) the Fundamental Representations and the Ceding Company’s representations in Section 16.01(g) shall survive the consummation of the transactions contemplated by this Agreement on the Closing Date until the expiration of the applicable statute of limitations. During the applicable survival period set forth in this Section 16.05, claims for indemnification may be made for breaches of such representations and warranties pursuant to Article XVII, and after the applicable survival period set forth in this Section 16.05, such representations and warranties shall terminate. The covenants contained in this Agreement shall survive for the period provided in such covenant, if any, or otherwise, until fully performed.
ARTICLE 17.
INDEMNIFICATION
Section 17.01    Obligation to Indemnify.
(a)Subject to the limitations on survival set forth in Section 16.05 and to the limitations set forth in this Article XVII, and notwithstanding any delegation of its obligations under this Agreement under Section 10.01(a), from and after the Closing Date, the Ceding Company agrees to indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Reinsurer Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party to the extent arising from (i) any inaccuracy in or breach of the representations and warranties made by the Ceding Company contained in Section 16.01 hereof, (ii) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of the Ceding Company contained in this Agreement and (iii) Extra-Contractual Obligations.
(b)Subject to the limitations on survival set forth in Section 16.05 and to the limitations set forth in this Article XVII, from and after the Closing Date, the Reinsurer agrees to indemnify, defend and hold harmless the Ceding Company and its directors, officers, employees, Affiliates, successors and permitted assigns (collectively, the “Ceding Company Indemnified Parties”) from and against all Losses asserted against, imposed upon or incurred by any Ceding Company Indemnified Party to the extent arising from (i) any inaccuracy in or breach of the representations and warranties made by the Reinsurer in Section 16.03 hereof, (ii) any breach, nonfulfillment or default in the performance of any of the covenants and agreements of the Reinsurer contained in this Agreement and (iii) the Reinsurer Extra-Contractual Obligations.
Section 17.02    Claims Notice.

(a)In the event that any Reinsurer Indemnified Party or Ceding Company Indemnified Party elects to assert a claim for indemnification hereunder arising from a claim or demand made, or an Action or investigation instituted, by any Person not a party to this Agreement or an Affiliate of a party to this Agreement that may result in a Loss for which indemnification may be claimed under this Article XVII (a “Third Party Claim”), such party seeking indemnification (the “Indemnified Party”) shall, as promptly as practicable give written notice (a “Claims Notice”) to the other party (the “Indemnifying Party”). Such Claims Notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligations to the extent such failure or other actions taken by the Indemnified Party shall actually prejudice an Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if a Claims Notice containing the information specified above is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 16.05.
(b)Subject to the provisions of Section 17.02(c), upon receipt of a Claims Notice, the Indemnifying Party shall have the right to assume the defense and control of Third Party Claims. In the event the Indemnifying Party exercises such right to assume the defense and control of a Third Party Claim, the Indemnified Party shall have the right but not the obligation reasonably to participate in (but not control) the defense of Third Party Claims with its own counsel and at its own expense unless (i) the Indemnifying Party and Indemnified Party shall have mutually agreed in writing to the retention of the same counsel, or (ii) the named parties to any such Third Party Claim (including any impleaded parties) include the Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would, in the opinion of counsel to such Indemnified Party, be impermissible under the applicable code of professional responsibility due to actual or potential differing interests between the Indemnifying Party and Indemnified Party, including situations in which there are one or more legal defenses available to the Indemnified Party that are different from, or additional to, those available to the Indemnifying Party, in which case the Indemnifying Party will bear such expense of the Indemnified Party. Any election by an Indemnifying Party to assume the defense of a Third Party Claim must be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) Business Days after receipt of the Indemnified Party’s Claims Notice, and failure on the part of the Indemnifying Party to deliver such notice within such thirty (30) Business Day period shall be deemed an election not to assume the defense of such Third Party Claim. If the Indemnifying Party elects to assume the defense of a Third Party Claim, then the Indemnified Party shall reasonably cooperate with the Indemnifying Party in the defense of any such Third Party Claim.

(c)The Indemnified Party shall not consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim without the consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim as to which the Indemnifying Party has assumed the defense in accordance with the terms of Section 17.02(b), without the consent of any Indemnified Party, but only to the extent that:
(i)such settlement or entry of judgment (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party; and (B) provides solely for the payment of money; and
(ii)the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement; (B) not encumber any of the assets of the Indemnified Party or agree to any restriction or condition that would apply to or adversely affect the Indemnified Party; and (C) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of the Indemnified Party from any and all liability respect of such Third Party Claim.
(d)In the event that any Indemnified Party elects to bring a claim that does not involve a Third Party Claim for indemnity against any Indemnifying Party, the Indemnified Party shall deliver written notice of such claim to the Indemnifying Party as promptly as practicable. Such notice shall specify in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party to notify the Indemnifying Party as promptly as practicable shall relieve the Indemnifying Party of its indemnification obligation to the extent such failure or other action taken by the Indemnified Party shall actually prejudice the Indemnifying Party; provided, however, that an Indemnifying Party shall have no obligation whatsoever to indemnify an Indemnified Party if the written notice described in this Section 17.02(d) is not received by the Indemnifying Party prior to the termination of the applicable periods described in Section 16.05.
Section 17.03    Indemnification Payments. Any payment arising under this Article XVII shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing; provided that such payments shall be made, without duplication, only to the Reinsurer or Ceding Company, as the case may be.
Section 17.04    Limitations on Indemnification Obligations. In addition to any other limitations contained in Section 16.05 and this Article XVII hereof, the obligations of the Ceding Company and the Reinsurer to indemnify any Reinsurer Indemnified Party or Ceding Company Indemnified Party, as the case may be, are subject to, and limited by, the following, provided, however, that none of the following limitations shall apply to any indemnification by the Ceding Company of any Reinsurer Indemnified Parties or to any indemnification by the Reinsurer of any Ceding Company Indemnified Parties related to a breach of any Fundamental Representation:

(a)The Ceding Company shall be obligated to provide indemnification pursuant to Section 17.01(a)(i), only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 17.01(a)(i) exceeds an amount equal to $[*], and then only for the amount of Losses in excess of $[*].
(b)The maximum aggregate liability of the Ceding Company for indemnification for all Losses pursuant to Section 17.01(a)(i) shall not exceed $[*].
(c)The Reinsurer shall be obligated to provide indemnification pursuant to Section 17.01(b)(i) only if the aggregate dollar amount of Losses with respect to all misrepresentations and breaches of warranty referred to in Section 17.01(b)(i) exceeds an amount equal to $[*], and then only for the amount of Losses in excess of $[*].
(d)The maximum aggregate liability of the Reinsurer for indemnification for all Losses pursuant to Section 17.01(b)(i) shall not exceed $[*].
(e)The Ceding Company and the Reinsurer shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party under this Article XVII, including by using commercially reasonable efforts to mitigate the amount of any Losses for which it is entitled to seek indemnification hereunder, whether by seeking claims against a non-affiliated third party, an insurer or otherwise.
(f)Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates. Each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.
(g)The amount of any Losses sustained by an Indemnified Party and owed by an Indemnifying Party shall be reduced by any amount to which such Indemnified Party collects with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor (less the out-of-pocket amount of the expenses reasonably incurred by the Indemnified Party in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums). The Indemnified Party shall use commercially reasonable efforts to collect any amounts available under such insurance or reinsurance coverage and from such other party alleged to have responsibility. If the Indemnified Party receives an amount under insurance or reinsurance coverage or from such other party with respect to Losses sustained at any time subsequent to any indemnification actually having been paid pursuant to this Article XVII, then such Indemnified Party shall promptly reimburse by that amount (less the out-of-pocket amount of the expenses reasonably incurred by the Indemnified Party in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums) the applicable Indemnifying Party for any such indemnification payment actually made by such Indemnifying Party.

(h)The indemnities provided for in this Article XVII shall be the sole and exclusive remedy of the parties hereto and their respective officers, directors, employees, agents, Affiliates, successors and permitted assigns for any breach of any representation or warranty or any breach, nonfulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof (including any common law rights of contribution), all of which the parties hereto hereby waive.
ARTICLE 18.
MISCELLANEOUS
Section 18.01    Currency. All payments due under this Agreement shall be made in U.S. Dollars.
Section 18.02    Interest. All amounts due and payable by the Ceding Company or the Reinsurer under this Agreement that remain unpaid for more than fifteen (15) calendar days from the date due hereunder will incur interest from the date due hereunder. Except as otherwise set forth in this Agreement, such interest shall accrue at a rate equal to the greater of (i) four percent (4.00%) and (ii) SOFR plus two hundred and fifty (250) basis points, in each case, per annum, calculated on a 30/360 basis.
Section 18.03    Right of Setoff and Recoupment.
(a)Each of the Ceding Company and the Reinsurer shall have, and may exercise at any time and from time to time, the right to setoff or recoup any undisputed balance or balances, whether on account of allowances, credits, Reinsured Liabilities or otherwise, due from one party to the other under this Agreement and may setoff or recoup such balance or balances against any balance or balances due to the former from the latter under this Agreement.
(b)The parties’ setoff rights may be enforced notwithstanding any other provision of this Agreement including the provisions of Article XIV.
Section 18.04    No Third-Party Beneficiaries. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. The acceptance of risks under this Agreement by the Reinsurer will create no right or legal relation between the Reinsurer and the insured, owner, beneficiary, or assignee of any insurance policy of the Ceding Company. In addition, nothing expressed or implied in this Agreement is intended to or shall confer remedies, obligations or liabilities upon any Person other than the parties hereto and their respective administrators, successors, legal representatives and permitted assigns or relieve or discharge the obligation or liability of any third party to any party to this Agreement.

Section 18.05    Amendment. This Agreement may not be changed or modified or in any way amended except by a written instrument duly executed by the proper officers of both parties to this Agreement, and any change or modification to this Agreement will be null and void unless made by amendment to this Agreement and duly executed by the proper officers of both parties to this Agreement.
Section 18.06    Notices.
(a)All demands, notices, reports and other communications provided for herein shall be delivered by the following means: (i) hand-delivery; (ii) overnight courier service (e.g., FedEx, Airborne Express, or DHL); (iii) registered or certified U.S. mail, postage prepaid and return receipt requested; or (iv) facsimile transmission or e-mail; provided, that the fax or e-mail is confirmed by delivery using one of the three (3) methods identified in clauses (i) through (iii). All such demands, notices, reports and other communications shall be delivered to the parties as follows:
if to the Ceding Company:
National Western Life Insurance Company
10801 N Mopac Expwy.
Bldg. 3
Austin, Texas 78759
Attention: Senior Vice President and Chief Financial Officer
Email: [*]

with a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP
1114 Avenue of the Americas, 40th Floor
New York, New York 10036
Attention: James R. Dwyer
Email: jamesdwyer@eversheds-sutherland.com

if to the Reinsurer:
Prosperity Life Assurance Limited
c/o Conyers Corporate Services (Bermuda) Limited
Clarendon House
2 Church Street
Hamilton, HM 11, Bermuda
Attn: [*]
Email: [*]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
787 7th Ave
New York, NY 10019
Attn: Jonathan J. Kelly
Email: jkelly@sidley.com
(b)Either party hereto may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 18.06.
(c)If either party hereto becomes aware of any change in applicable Law restricting the transmission of notices or other information in accordance with the foregoing, such party shall notify the other party hereto of such change in Law and such resulting restriction.
Section 18.07    Consent to Jurisdiction. Subject to the terms and conditions of Article XIII, each party hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the United States District Court for the District of Delaware and of any Delaware State court sitting in Wilmington, Delaware for purposes of all legal proceedings arising out of or relating to this Agreement or for recognition and enforcement of any judgment in respect thereof. In any action, suit or other proceeding, each party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such proceedings brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto also agrees that any final and nonappealable judgment against a party in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment. Each party hereto agrees that any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered, sent or mailed in accordance with Section 18.06, constitute good, proper and sufficient service thereof. This Section 18.07 is not intended to conflict with or override Article XIII.
Section 18.08    Service of Process. The Reinsurer hereby designates the insurance commissioner in the Ceding Company Domiciliary State as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Ceding Company. A copy of any such process shall be delivered to the Reinsurer in accordance with Section 18.06. This Section 18.08 is not intended to conflict with or override Article XIII.
Section 18.09    Inspection of Records.

(a)Upon giving at least five (5) Business Days’ prior written notice, either party, or its duly authorized representatives, will have the right to audit, examine and copy, electronically or during regular business hours, at the home office of the other party, any and all books, records, statements, correspondence, reports, premium tax returns and workpapers and other documents that relate to the Reinsured Policies, the assets maintained in the Funds Withheld Account or Trust Account, or this Agreement, subject to the confidentiality provisions contained in this Agreement. In the event a party exercises its inspection rights, the party being inspected must provide a reasonable work space for such audit, examination or copying, cooperate fully and faithfully, and produce any and all materials reasonably requested to be produced, subject to confidentiality provisions contained in this Agreement. Except in the case of a breach of this Agreement by the other party, each party shall be permitted to exercise its inspection rights no more than once per calendar year; provided, that such limitation shall not apply to any inspection required by a party’s external auditor with respect to its audits of such party’s financial statements. The expenses related to any such inspection shall be borne by the party conducting such inspection; provided, that if any breach of this Agreement has occurred, the expenses relating to any inspection by the non-breaching party shall be borne by the breaching party.
(b)The parties’ right of access as specified above will survive until all of the parties’ obligations under this Agreement have terminated or been fully discharged.
Section 18.10    Confidentiality.
(a)The parties shall keep confidential and not disclose or make competitive use or any other use (other than in connection with administering this Agreement) of any shared Proprietary Information, as defined below, and will protect it from unauthorized use or disclosure by using at least the same degree of care as the party employs to avoid unauthorized use or disclosure of its own Proprietary Information, but in no event less than reasonable care, unless:
(i)the information becomes publicly available or is obtained other than through unauthorized disclosure by the party seeking to disclose or use such information;
(ii)the information is independently developed by the recipient; or
(iii)the disclosure is required by law; provided, that, if applicable, (x) the party required to make such disclosure shall provide the other party with prompt advance written notice of such requirement such that the other party may seek an appropriate protective order or other remedy to protect its interest, (y) the disclosing party shall reasonably cooperate with such party and, if a protective order or other remedy is not obtained, shall only disclose such information as is necessary to be disclosed, and (z) the disclosing party shall inform any recipient of such information of the confidential nature of such information and shall instruct the recipient to keep such information confidential.

“Proprietary Information” includes underwriting manuals and guidelines, applications, contract forms, agent lists and premium rates and allowances of the Reinsurer and the Ceding Company and all information provided under this Agreement, including any Non-Public Personal Information, but shall not include the existence of this Agreement and the identity of the parties. Additionally, Proprietary Information may be shared by either party on a need-to-know basis with its officers, directors, employees, Affiliates, third-party service providers, auditors, consultants or retrocessionaires, or in connection with the dispute process specified in this Agreement.
(b)The Ceding Company and Reinsurer acknowledge and agree that (x) Ceding Company shall not provide to the Reinsurer any Non-Public Personal Information and (y) the Reinsurer and its Affiliates have no right to request or obtain access to any Non-Public Personal Information, in each case, unless the Ceding Company has offered in writing to provide certain Non-Public Personal Information to the Reinsurer and the Reinsurer has agreed in writing to receive such Non-Public Personal Information; provided that (i) any inadvertent disclosure by the Ceding Company of Non-Public Personal Information to the Reinsurer or its Affiliates shall not be deemed a breach of the Ceding Company’s obligations under this Agreement, and (ii) the Ceding Company shall use commercially reasonable best efforts to prevent the occurrence of any inadvertent disclosure of Non-Public Personal Information to the Reinsurer and its Affiliates. In the event of any inadvertent disclosure to the Reinsurer or its Affiliates of such Non-Public Personal Information, the Reinsurer and its Affiliates shall hold such information strictly confidential and shall notify the Ceding Company promptly upon becoming aware of the disclosure. In the event that the Reinsurer becomes aware that it or any of its Affiliates has received any Non-Public Personal Information from the Ceding Company or its Affiliates through inadvertent disclosure, the Reinsurer and its Affiliates shall comply with applicable Law in its or their, as applicable, handling of such Non-Public Personal Information and shall promptly either delete or return such Non-Public Personal Information to the Ceding Company at the Ceding Company’s direction. The Reinsurer agrees to hold and protect any Non-Public Personal Information it may receive in connection with this Agreement in strict confidence and to take commercially reasonable steps necessary to protect such Non-Public Personal Information from unauthorized or inadvertent disclosure, and which are at least as protective as the steps Reinsurer takes to protect other Non-Public Personal Information in its possession.
To the extent that Reinsurer request or agrees to receive any Non-Public Personal Information from the Ceding Company under or pursuant to this Agreement, the Reinsurer agrees to, and agrees to cause its Affiliates to, comply with applicable Law relating to any such Non-Public Personal Information and to protect the confidentiality and security of any such Non-Public Personal Information, including by: (i) holding all such Non-Public Personal Information in strict confidence; (ii) maintaining appropriate measures that are designed to protect the security, integrity and confidentiality of such Non-Public Personal Information; and (iii) disclosing and using such Non-Public Personal Information solely for purposes of carrying out the Reinsurer’s obligations under this Agreement, for purposes of retrocession, or as may otherwise be required or permitted by Law.

“Non-Public Personal Information” means (i) any “nonpublic personal information” as such term is defined under Title V of the U.S. Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et. seq., and the rules and regulations issued thereunder, (ii) any “personal information” as such term is defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5), (iii) any “protected health information” as such term is defined under the Health Insurance Portability and Accountability Act of 1996, (iv) any similar term defined under other applicable federal, state, and local privacy, information security, data protection, and data breach notification laws and regulations, (v) any information that can specifically identify an individual, such as name, address and social security number, together with any other information that relates to an individual who has been so identified in any format whether written, electronic or otherwise, and (vi) any personally identifiable medical, financial, and other personal information about proposed, current and former applicants, policyowners, contract holders, insureds, annuitants, claimants, and beneficiaries of Reinsured Policies or contracts issued by the Ceding Company and their representatives, that is not otherwise publicly available. Non-Public Personal Information does not include de-identified personal data (i.e., information that does not identify, or could not reasonably be associated with, an individual). The parties’ obligations under this Section 18.10 shall survive termination of this Agreement.
(c)The parties’ obligations under this Section 18.10 shall survive termination of this Agreement.
(d)Except as otherwise expressly stated in this Agreement, upon the expiration or termination for any reason of this Agreement, or upon the other party’s earlier written demand, each party shall, at the other party’s written election, promptly return or securely destroy any Proprietary Information of the other party in its possession or control (including copies and summaries thereof), and, upon request, promptly certify that it has purged its records and files of, and no longer has access to, any such Proprietary Information.
(e)If any unauthorized disclosure, loss of, or inability to account for any Proprietary Information received by one party from the other occurs, the receiving party will promptly so notify the disclosing party and will cooperate with the disclosing party and take such actions as may be necessary or reasonably requested by the disclosing party to minimize the violation and any damage resulting from it.
(f)Each party’s Proprietary Information will remain the property of that party. Nothing contained in this Section 18.10 will be construed as obligating a party to disclose its Proprietary Information to the other party, or as granting to or conferring on a party, expressly or by implication, any rights or license to the Proprietary Information of the other party. Any such obligation or grant will only be as provided by other provisions of this Agreement.
Section 18.11    Successors. This Agreement will be binding upon the parties hereto and their respective successors and permitted assigns including any Authorized Representative of either party.

Section 18.12    Entire Agreement. This Agreement and the Exhibits and Schedules hereto constitute the entire agreement between the parties with respect to the business reinsured hereunder and supersede any and all prior representations, warranties, prior agreements or understandings between the parties pertaining to the subject matter of this Agreement. There are no understandings between the parties other than as expressed in this Agreement and the Exhibits and Schedules hereto. In the event of any express conflict between this Agreement and the Exhibits or Schedules hereto, the Exhibits or Schedules hereto will control.
Section 18.13    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
Section 18.14    Construction. This Agreement will be construed and administered without regard to authorship and without any presumption or rule of construction in favor of either party. This Agreement is between sophisticated parties, each of which has reviewed this Agreement and is fully knowledgeable about its terms and conditions.
Section 18.15    Non-Waiver. Neither the failure nor any delay on the part of the Ceding Company or the Reinsurer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof. No single or partial exercise of any right, remedy, power or privilege shall preclude the further exercise of that right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. No waiver of any right, remedy, power or privilege with respect to any occurrence shall be construed as a waiver of that right, remedy, power or privilege with respect to any other occurrence. No prior transaction or dealing between the parties will establish any custom, usage or precedent waiving or modifying any provision of this Agreement. No waiver shall be effective unless it is in writing and signed by the party granting the waiver.
Section 18.16    Further Assurances. From time to time, as and when requested by a party hereto, the other party hereto shall execute and deliver all such documents and instruments and shall take all actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 18.17    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of Colorado without giving effect to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction.

Section 18.18    Assignment. This Agreement and the obligations hereunder shall not be assigned by either party (whether by operation of Law or otherwise) without the prior written consent of the other party. Any attempted assignment in violation of this Section 18.18 shall be null and void ab initio.
Section 18.19    Disclaimer; Duty of Utmost Good Faith. In recognition that each party has consummated the transactions contemplated by this Agreement based on mutually negotiated representations, warranties, covenants, remedies and other terms and conditions as are fully set forth herein, the Ceding Company and the Reinsurer absolutely and irrevocably waive resort to the duty of “utmost good faith” or any similar principle of disclosure in connection with formation, execution or delivery of this Agreement. All matters after the Effective Time with respect to this Agreement require the duty of “utmost good faith’ of each of the parties hereto.
Section 18.20    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party hereto and delivered to the other party. Each party hereto may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart. When this Agreement has been fully executed by the Ceding Company and the Reinsurer, it will become effective as of the Effective Time.
Section 18.21    Certain Limitations. Notwithstanding anything to the contrary contained in this Agreement or in any of the Schedules or Exhibits hereto or thereto, Reinsurer acknowledges and agrees that neither the Ceding Company nor any Affiliate of Ceding Company, nor any representative or adviser of any of them, makes or has made, and Reinsurer has not relied on, any inducement or promise to Reinsurer except as specifically made in Section 16.01 of this Agreement or any representation or warranty to Reinsurer, oral or written, express or implied, other than as expressly set forth in Section 16.01 of this Agreement. Without limiting the generality of the foregoing, the Reinsurer acknowledges and agrees that, notwithstanding anything herein to the contrary (including, without limitation, Section 16.01(d), Section 16.01(i)(i) and Section 16.01(i)(ii)), neither the Ceding Company nor any Affiliate thereof makes or has made any representation, warranty or guarantee to the Reinsurer (i) with respect to (x) any information set forth in the Actuarial Report, (y) any estimation, valuation, appraisal, projection or forecast relating to the Reinsured Policies, or (z) the methodologies or assumptions used to develop such projections or forecasts, or (ii) that the reserves held by or on behalf of the Ceding Company in respect of the Reinsured Policies are or will be adequate or sufficient for the purposes for which they were established.

Section 18.22    Public Announcements. Each party shall, and shall cause its Affiliates to, consult with the other parties before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement (including any terms or conditions of this Agreement or any other agreement entered into in connection with this Agreement) and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other party following such consultation (such approval not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by the requirements of any securities exchange; provided that, in the event that any party is required under applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not reasonably practicable to obtain the advance approval of the other parties hereto as required by this Section 18.22, the party that issues such press release or makes such statement shall provide the other parties with notice and a copy of such press release or statement as soon as reasonably practicable. Notwithstanding the foregoing, if the Ceding Company concludes that the disclosure of this Agreement and/or the Trust Agreement is required by the rules of the Securities and Exchange Commission (“SEC”), the Ceding Company will act in good faith to consider all requests from the Reinsurer for confidential treatment of information relating to the pricing of this Agreement and such other information as the Ceding Company and the Reinsurer mutually conclude is competitively sensitive from the perspective of the Ceding Company or the Reinsurer or otherwise merits confidential treatment.
[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective as of the Effective Time.
NATIONAL WESTERN LIFE INSURANCE COMPANY

By:

Name:

Title:

PROSPERITY LIFE ASSURANCE LIMITED
By:

Name:

Title: